UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ONEBEACON INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011

Annual General Meeting

of Members and

Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2011 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 25, 2011

April 6, 2011

Notice is hereby given that the 2011 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, May 25, 2011, at 12:00 noon Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

1)                                      election of three Class II directors with a term ending in 2014;

2)                                      advisory vote on the compensation of the executive officers named in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement;

3)                                      advisory vote on the frequency of the advisory vote on executive compensation;

4)                                      approval of an amendment to the OneBeacon Long-Term Incentive Plan (2007) to allow for the grant of a restricted stock award to the Chief Executive Officer; and

5)                                      approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011.

The Company’s audited financial statements for the year ended December 31, 2010, as approved by the Company’s Board of Directors, will be presented at the Annual General Meeting.

Members of record of common shares on March 29, 2011, the record date (1) who are individuals, may attend and vote at the meeting in person or by proxy, or (2) which are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 23, 2011 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All members are invited to attend this meeting.

By Order of the Board of Directors,

Jane E. Freedman Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to OneBeacon Insurance Group, Ltd., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397 in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

OneBeacon Insurance Group, Ltd., an exempted Bermuda limited liability company, through its subsidiaries (collectively, “OneBeacon,” the “Company,” “we,” “us,” or “our”) is a property and casualty insurance writer that offers a wide range of specialty insurance products and services through independent agencies, regional and national brokers, wholesalers and managing general agencies. OneBeacon was acquired by White Mountains Insurance Group, Ltd. (collectively with its subsidiaries excluding OneBeacon, “White Mountains”) in 2001. White Mountains is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries and affiliates. During the fourth quarter of 2006, White Mountains sold 27.6 million or 27.6% of the Company’s common shares in an initial public offering. Prior to the initial public offering, OneBeacon was a wholly- owned subsidiary of White Mountains. As of the date hereof, Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains, beneficially own all of the Company’s issued and outstanding class B common shares, representing approximately 97% of the voting power of our voting securities and approximately 76% of our outstanding common shares.

Our headquarters are located at 14 Wesley Street, 5th Floor, Hamilton HM11, Bermuda. Our U.S. corporate headquarters are located at 601 Carlson Parkway, Minnetonka, Minnesota 55305 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2011 Annual General Meeting of Shareholders (the “2011 Annual Meeting”), to be held on Wednesday, May 25, 2011 at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. The solicitation of proxies will be made primarily by mail, and the proxy statement and related proxy materials will be distributed to holders of the Company’s common shares (“Members” or “shareholders”), par value $0.01 per share, on or about April 22, 2011.

Shareholders as of the close of business on March 29, 2011, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Shareholders who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Secretary or by notifying the Inspector of Election (see page 47). Every shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such shareholder and filed with the Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote. If a shareholder attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, NYSE rules provide that, for voting purposes, the election of directors and executive compensation matters, including the advisory votes on executive compensation (Proposal No. 2), the frequency of future advisory votes on executive compensation (Proposal No. 3) and the amendment of the 2007 Plan (Proposal No. 4), are considered non-routine matters. Therefore, your broker is unable to vote on your behalf for the election of directors and on executive compensation matters unless you provide specific voting instructions by completing and returning your proxy card.  If you do not instruct your broker on these matters (referred to as a broker non-vote), your vote will be considered as present for quorum purposes but not included in the number of votes cast for these ballot items and will have no effect on the voting for these items.  If you abstain, your vote will have the effect of a vote against the ballot items.

For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the 2011 Annual Meeting. Voting deadlines vary by institution. Please check with your broker, bank or other financial institution for the voting cut-off date for the Company’s Annual Meeting.

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate in your company’s future.

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC has information regarding your voting rights as a shareholder available on the internet at: http://www.sec.gov/investor/alerts/votingrules2010.htm.

PROPOSAL 1—ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term. At the 2011 Annual Meeting, David T. Foy, Richard P. Howard and Ira H. Malis are nominated to be elected as Class II directors with a term ending in 2014. The nominees, together with the other members of the Board of Directors, are listed on pages 5-7) along with their biographies and qualifications to serve as directors of our Board.

Director Qualifications and Board Diversity

The Nominating and Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board of Directors for nomination and election by shareholders. In performing this role, the Nominating and Governance Committee does not set specific criteria for directors nor does it have a formal diversity policy. The Committee is responsible for determining desired Board skills and attributes at any given time based upon the needs of the Company, the Board and the standing committees of the Board to maintain effective operating bodies. All directors must possess the attributes of integrity, strong leadership, sound judgment, excellent decision making and a willingness to work as an integral part of a team. All directors must be willing to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee may consider qualifications such as independence, expertise and breadth of experience in a variety of areas including finance, leadership, risk management, legal and regulatory compliance, and the insurance industry. The Nominating and Governance Committee may consider any other factor, skill, qualification or attribute it deems relevant as it determines the best mix of characteristics for the members of the Board at any given time. The Board believes that having directors with a combination of these skills ensures that the Board and the Company are operating most effectively.

The current members of the Board, nominees and terms of each Class are set forth below:

Director	Age	Director since
Class II—Term ending in 2014*
David T. Foy	44	2006
Richard P. Howard	64	2006
Ira H. Malis	51	2007
Class I—Term ending in 2013
Lois W. Grady	66	2006
T. Michael Miller	52	2006
Lowndes A. Smith	71	2006
Kent D. Urness	62	2007
Class III Nominees—Term ending in 2012
Raymond Barrette	60	2007
Reid T. Campbell	43	2006
Morgan W. Davis	60	2006

*                                         Nominees to be elected at the 2011 Annual Meeting

Of the nominees for election at the 2011 Annual Meeting, Messrs. Foy and Howard were elected to the Board by the sole shareholder, White Mountains, prior to the Company’s initial public offering in November 2006. Mr. Malis was elected to the Board in August 2007 and was recommended by a White Mountains director.  The Board recommends a vote FOR Proposal 1 which calls for the election of the 2011 nominees.

The following information presents the principal occupation, business experience and other affiliations of the directors. Each of Ms. Grady and Messrs. Smith, Urness and Malis has no relationship with the Company or White Mountains other than his or her service as a member of the Board of Directors of the Company (and, in the case of Mr. Smith, White Mountains) and Board committees and thus qualifies as independent for purposes of the New York Stock Exchange Listing Standards (“NYSE Standards”), Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”).

Class II Nominees—Term Ending in 2014

David T. Foy has been a director of the Company since October 2006. Mr. Foy has served as Executive Vice President and Chief Financial Officer of White Mountains since April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. and joined that company in 1993. Prior to joining Hartford Life, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. Mr. Foy also serves on the Board of Directors of Symetra Financial Corporation.

Mr. Foy possesses extensive financial reporting and insurance industry experience having served as chief financial officer of White Mountains and Hartford Life. Mr. Foy is also an actuary. Because Mr. Foy is Chief Financial Officer of White Mountains, he has extensive and detailed knowledge of the Company’s operations, management, financial reporting, underwriting, reserves, investor relations, rating agency relationships, mergers and acquisitions, capital and business, among other things.

Richard P. Howard has been a director of the Company since October 2006. Mr. Howard has served as a portfolio manager for Prospector Partners, LLC since August 2005. Prior to that, he was a Managing Director of White Mountains Advisors LLC from 2001 through 2005 and a director of the OneBeacon insurance companies from 2002 through 2005. From 1982 through 2001, Mr. Howard held various positions at T. Rowe Price Associates, Inc., including portfolio manager of the T. Rowe Price Capital Appreciation Fund. Mr. Howard serves as a Trustee of Quinnipiac University.

Mr. Howard possesses extensive experience in investments, financial statements, company operations and strategy, among other things, having served in various capacities within the investments and financial services industry for 39 years, including as a portfolio manager at Prospector Partners and T. Rowe Price for over 22 years. Because of his background and experience as well as his position at Prospector Partners, he has extensive and detailed knowledge of the Company’s investment portfolios, risk tolerance, capital management and business.

Ira H. Malis has been a director of the Company since August 2007. Mr. Malis has served as a Managing Director of Equity Capital Markets at Stifel Nicolaus since November 2007. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

Mr. Malis possesses extensive knowledge of the property and casualty insurance industry having worked as an analyst at investment companies and banks for over 20 years. He has broad experience in and knowledge of accounting, financial reporting, capital management, investor relations and ratings agencies as well as the property and casualty insurance industry generally. He also has a detailed understanding of investment portfolios, strategies and performance as well as the financial markets generally.

Class I Directors—Term Ending in 2013

Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life from 1998-2002. Ms. Grady is also a director of Symetra Financial Corporation.

Ms. Grady possesses extensive experience in the insurance and financial service industries having served as a member of the senior management team at Hartford Life. While at Hartford Life, Ms. Grady gained broad experience in the areas of technology, systems, strategy, mergers and acquisitions, financial reporting, expense management, risk management and legal and regulatory compliance.

T. Michael Miller has been a director of the Company since August 2006. He joined the Company as Chief Operating Officer in April 2005 and became President and Chief Executive Officer in July 2005. Prior to joining OneBeacon, Mr. Miller spent 10 years at St. Paul Travelers, most recently as Co-Chief Operating Officer. Prior to joining St. Paul Travelers, Mr. Miller spent 14 years with The Chubb Corporation.

Mr. Miller possesses 30 years of experience in the insurance industry. He is the Chief Executive Officer of the Company and thus has extensive experience and detailed knowledge of all aspects of the business and operations of the Company, including the Company’s strategy, management, risk profile and financial issues.

Lowndes A. Smith has been Chairman of the Board of Directors of the Company since October 2006. Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and Chief Executive Officer of Hartford Life Insurance Company until 2001. He joined The Hartford in 1968. He is currently co-chair of the Investment Committee of The Hartford’s mutual funds and serves as a director of 84 investment companies in the mutual funds of The Hartford. Mr. Smith is also a director, the Chair of the Audit Committee and serves on the Compensation Committee of the Board of Directors of

White Mountains and also serves as the Chairman of the Board of Directors of Symetra Financial Corporation where he also serves on the Audit, Compensation, IPO and Nominating & Governance Committees.

Mr. Smith possesses more than 40 years of experience in the property and casualty and life insurance industries and has broad management, financial and board experience. He has extensive financial reporting, accounting, management, risk management, mergers and acquisitions and investor relations experience.

Kent D. Urness has been a director of the Company since February 2007. Since his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyd’s. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd’s. He served in positions of increasing responsibility over his 34 year career at St. Paul Travelers.

Mr. Urness possesses more than 40 years of experience in the insurance industry having worked for the St. Paul companies for 34 years in management and executive positions. He has extensive experience in management, insurance operations, underwriting, technology, systems, financial reporting, regulatory compliance and internal controls, among other things.

Class III Directors—Term Ending in 2012

Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and Chief Executive Officer of White Mountains. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and Chief Executive Officer of White Mountains from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company. Mr. Barrette also served as a director of Montpelier Re Holdings, Ltd. from 2001 to 2007.

Mr. Barrette possesses broad management, financial and operational experience having worked in the property and casualty insurance industry for over 35 years. In his current position as the Chief Executive Officer of White Mountains, he had extensive and detailed knowledge and information regarding the business, operations, financial reporting, capital, underwriting and other aspects of the Company. He is also an actuary.

Reid T. Campbell has been a director of the Company since October 2006. He has served as a Managing Director of White Mountains Capital, Inc. since January 2004. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP.

Mr. Campbell possesses extensive financial management, reporting and accounting expertise having served in a variety of financial management positions at White Mountains and a public accounting firm. In his current position as Managing Director of White Mountains Capital, Inc., he has detailed and extensive knowledge and information regarding the business, operations, financial reporting, accounting, financial management, capital management, rating agency relationships and other aspects of the Company.

Morgan W. Davis has been a director of the Company since October 2006. Mr. Davis served as the President and a director of American Centennial Insurance Company, formerly a wholly-owned subsidiary of White Mountains, from October 1999 to October 2008. He was formerly Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities with White Mountains. Prior to that, he was with Fireman’s Fund Insurance Company for seven years and INA/Cigna for ten years. He is also a director of White Mountains and Montpelier Re Holdings, Ltd. where he serves as Chairman of the Nominating and Governance and Compensation Committees.

Mr. Davis possesses broad industry, management, operational and board experience having worked in the property and casualty insurance industry for almost 40 years. He has served on the boards of more than a dozen insurance companies, and has held executive and management positions at four large insurance companies.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s shareholders. The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2010. The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any shareholder who requests a copy.

White Mountains, through its subsidiaries Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., beneficially owns all of the Company’s issued and outstanding class B common shares, representing 97% of the voting power of our voting securities and 76% of our outstanding common shares. As a result, we rely upon the “controlled company” exemption under NYSE rules with respect to our Board of Directors and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board of Directors be comprised of a majority of independent directors as defined by the NYSE. Our Board of Directors currently consists of 10 persons, 4 of whom are independent as defined under the rules of the NYSE and 6 of whom are current or former employees, directors or officers of White Mountains or the Company.

The Board of Directors has determined that each of Ms. Grady and Messrs. Malis, Smith and Urness are independent in accordance with NYSE Standards. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or shareholders) between Ms. Grady and Messrs. Malis, Smith and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board as disclosed in this proxy statement on page 35 under the heading “Transactions with Related Persons, Promoters and Certain Control Persons”. In making its independence determinations, the Board considered all such relationships in light of NYSE Standards as well as the attributes it believes should be possessed by independent-minded directors.

At each meeting of the Board, the non-management directors meet in executive session without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings. The procedures for shareholders, employees and others interested in communicating directly with any or all of the non-management directors are described on page 11.

The Board and its Leadership Structure

The primary responsibility of the Board is to oversee and review management’s performance in order to advance the long-term interests of the Company and its shareholders.  The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

In fulfilling its responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its shareholders. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

The Chairman and Deputy Chairman of the Board are selected by the Board from among its members. The Board has no established policy with respect to combining or separating the offices of Chairman and CEO. This decision is made depending on what is in the Company’s best interests at any given point in time.

The Board believes that the most effective leadership structure at this time is to separate the roles of Chairman and Chief Executive Officer. Mr. Smith serves as the independent Chairman of the Board, and Mr. Miller serves as Chief Executive Officer of the Company and Deputy Chairman of the Board. When White Mountains formed the Company, elected the Board and initially designed a governance and Board leadership structure in 2006 at the time of the Company’s initial public offering, White Mountains as the majority and controlling shareholder concluded that separation of the positions of Chairman and Chief Executive Officer was appropriate.

Committees of the Board

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and the independent auditors, and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof; and (4) prepare the Report of the Audit Committee (which appears on page 40).

Even though we rely on the “controlled company” exemption under the rules of the NYSE, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman), Mr. Malis and Mr. Smith. Mr. Urness is the audit committee financial expert, as defined in SEC rules, based upon his training and experience. The Board has determined that each member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any shareholder who requests a copy.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans; and (4) review and discuss the Compensation Discussion and Analysis with management (which appears on page 15) and prepare the Report of the Compensation Committee on Executive Compensation (which appears on page 25). The Compensation Committee approves all compensation for executive officers and certain other executives who report directly to the Chief Executive Officer except for compensation approved by the Performance Compensation Subcommittee (the “Subcommittee”). The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans and awards for executives and directors, subject to Committee or Subcommittee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee or the Subcommittee also approves all long-term equity and non-equity incentive compensation plan awards. The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any Shareholder who requests a copy.

Performance Compensation Subcommittee

In May 2008, the Compensation Committee formed the Subcommittee comprised solely of independent directors. The Committee delegated the following duties to the Subcommittee: review and approval of (i) awards under equity compensation plans of the Company for purposes of compliance with Section 16; and (ii) performance-based compensation to ensure compliance as and when required with Section 162(m).

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals for nomination and election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

Since we rely on the “controlled company” exemption under the rules of the NYSE, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy

(Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady satisfies NYSE independence standards.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any shareholder who requests a copy.

General Criteria and Process for Selection of Director Candidates.  The Committee considers director candidates from diverse sources and welcomes suggestions from shareholders, management and the Board of Directors. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates. Director qualifications and board diversity are discussed at page 5 of this proxy statement.

Consideration of Director Candidates Nominated by Shareholders.  The Company has not adopted a specific policy regarding consideration of director candidates from shareholders. Shareholders who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Secretary at the address provided in this Proxy Statement or on the Company’s web site at www.onebeacon.com. The Committee may consider such shareholder recommendations when it evaluates and recommends candidates to the Board for submission to shareholders at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B common shares, shareholders may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-Laws as described below.

Procedures for Nominating Director Candidates.  Shareholder nominations of director candidates may be made if received timely by the Secretary as outlined below. Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors (a “Qualified Shareholder”). A Qualified Shareholder may nominate persons for election as directors only if written notice of such Qualified Shareholder’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Shareholders, whichever date is earlier; and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Shareholders. Each such notice shall set forth: (a) the name and address of the Qualified Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) the class and number of shares that are owned beneficially and of record by the Qualified Shareholder; (c) a representation that the Qualified Shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a representation as to whether the Qualified Shareholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares required to elect the nominee or otherwise to solicit proxies from shareholders in support of such nomination; (e) a description of all arrangements or understandings between the Qualified Shareholder and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Shareholder; (f) such other information regarding each candidate proposed by such Qualified Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (g) the consent of each such candidate to serve as a director of the Company if so elected.

Executive Committee

The primary purpose of the Executive Committee is to act on behalf of the full Board of Directors during intervals between regular meetings, with the exception of matters that, by applicable law or the Company’s Bye-Laws, may not be delegated.

Meetings of the Board

During 2010, the full Board met 6 times, the Audit Committee met 9 times, the Compensation Committee met 4 times, the Performance Compensation Subcommittee met 4 times and the Nominating and Governance Committee met 2 times. During 2010, each director attended at least 75% of the meetings of the Board and the meetings held by all committees of the Board on which he or she served except for Mr. Urness who attended 66% of all Board meetings. All directors attended the 2010 Annual General Meeting and plan to attend the 2011 Annual Meeting.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board and the senior leadership. The subject of risk management is a recurring discussion topic at Board meetings, for which the Board receives regular updates, and comprehensive formal reports, at least annually. At least twice per year, the Board receives a report regarding the efforts of the Company’s Enterprise Risk Management Committee including a Company-wide risks report. In addition, in order to ensure that all areas of risk are adequately covered from a Board oversight perspective, senior management presents a compliance review to the Board at least annually which covers all areas of the Company’s compliance efforts as well as the relevant Board or committee oversight responsibility. The Board or relevant committee receives regular updates as necessary or appropriate regarding changes in the law that impact the business and operations of the Company as well as the Company’s regulatory compliance structure.

Additionally, the Board’s committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting, including the development, implementation and maintenance of appropriate internal controls over financial reporting. The Nominating and Governance Committee is responsible for the oversight of risks associated with committee assignments, director independence and conflicts of interest. From time to time as necessary or appropriate, the Nominating and Governance Committee receives a corporate governance update highlighting recent changes in the rules governing corporate governance disclosures as well as the impact on the Company and its disclosures. The Compensation Committee oversees risks related to executive compensation plans and implementation. All of these risks are discussed at committee meetings to which all Board members are invited as well as in the course of the regularly scheduled Board meetings.

Compensation Risks Analysis.  In connection with the establishment and granting of awards under the 2011 Management Incentive Plan and the 2011-2013 cycle of the long-term incentive plans, management undertook an analysis of the performance metrics proposed to be established under those plans. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is both pricing and reserving risk inherent in the property and casualty insurance business. The Company has established disciplines and controls regarding pricing, including underwriting guidelines and internal controls that seek to prevent any deviation from or circumvention of the guidelines by one or more underwriters. With respect to reserving risk, the Company has appointed a Chief Actuary who independently sets, and PricewaterhouseCoopers LLP, the Company’s independent accountant, which audits, the Company’s reserves to ensure that they are adequate to support the Company’s business.

Management presented its analysis to the Compensation Committee in February 2011. Based on the analysis, the Committee concluded that the Company’s 2011 Management Incentive Plan and the 2011-2013 cycle of the long-term incentive plan and the performance measures of combined ratio and growth in book value used in those plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

Communication with the Board

The Nominating and Governance Committee has approved a process by which anyone who has a concern about our conduct may communicate that concern to the Chairman of the Board of Directors on behalf of the non-management directors as a group. You may contact the Chairman of the Board in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties also may contact the Chairman of the Board electronically by submitting comments on our web site at www.onebeacon.com under the heading “Investor Relations/Corporate Governance.”

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.onebeacon.com under the heading “Investor Relations/Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Shareholders

As of March 31, 2011, there were 22,661,739 Class A common shares outstanding and 71,754,738 Class B common shares outstanding. Shareholders of record of Class A common shares shall be entitled to one vote per common share, provided that, if and so long as the votes conferred by “Controlled” Class A common shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% percent of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A common shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares.

In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A common shares of any person shall be effected proportionately among all the Controlled Class A common shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”), interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A common shares of such holder (determined solely on the basis of Controlled Class A common shares held directly by such holder and Controlled Class A common shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A common shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A common shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100 percent of the voting power over the votes entitled to be cast, the excess of 100 percent of the voting power over the votes entitled to be cast shall be conferred on the Class A common shares held by our holders proportionately, based on the number of Class A common shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

“Controlled” Class A common shares in reference to any person other than White Mountains means:

(1)                                  all Class A common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

(2)                                  all Class A common shares directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a)any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b)any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., the shareholders of record of the outstanding Class B common shares, are entitled to ten votes for every Class B common share.

Principal Holders of Common Shares

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 31, 2011, except as shown below.

Name and address of beneficial owner	Number of Common Shares Beneficially Owned		Percent of Class	Percent of Shares Outstanding
White Mountains Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11 Bermuda(1)	71,754,738		100.00%	76.00%
J.P. Morgan Investment Management Inc. (New York), 245 Park Avenue, New York, NY 10167	4,401,232	(2)(3)	19.42%	4.66%
Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402	4,124,826	(2)(3)	18.20%	4.37%
Vanguard Fiduciary Trust Company, P.O. Box 2600, Valley Forge, PA 19482	1,958,931	(2)(3)	8.64%	2.08%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	1,635,687	(2)(3)	7.20%	1.73%
Wells Fargo and Company, 420 Montgomery Street, San Francisco, CA 94104	1,186,148	(2)(3)	5.23%	1.26%

(1)                                  White Mountains beneficially owns all of the outstanding Class B common shares through its wholly-owned subsidiaries as follows: Lone Tree Holdings Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda (66,229,876 shares); and Sirius International Holdings (NL) B.V., De Boelelaan 7 1083 HJ Amsterdam, Netherlands (5,524,862 shares). The Class B common shares represent approximately 97% of the voting power of the Company’s voting securities.

(2)                                  Class A common shares.

(3)                                  Information as of December 31, 2010 based on Schedule 13G filings with the Securities and Exchange Commission.

Beneficial Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 31, 2011, beneficial ownership of Class A common shares by each director, the named executive officers and the executive officers of the Company as a group:

	Number of common shares owned
Name of beneficial owner	Beneficially(a)	Economically(b)
Directors
Raymond Barrette	71,754,738	—
Reid T. Campbell(c)	—	—
Morgan W. Davis	28,928	28,928
David T. Foy(c)	—	—
Lois G. Grady	20,001	25,675
Richard P. Howard	73,945	76,619
Ira H. Malis	28,000	33,674
Lowndes A. Smith	28,048	28,048
Kent D. Urness	16,199	16,199
Named Executive Officers
T. Michael Miller	201,601	662,695
Paul H. McDonough	54,675	128,481
Paul F. Romano	7,983	28,531
Dennis A. Crosby	—	20,784
Bradford W. Rich	1,102	29,428
All directors and all executive officers as a group (16 persons)	72,228,396	72,854,054

(a)                                  No director or executive officer individually or as a group beneficially owns 1% or more of the total common shares outstanding at March 31, 2011. Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Securities Exchange Act of 1934. Includes shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested and stock options which are vested and exercisable.

(b)                                 Common shares shown as economically owned include common shares beneficially owned, including through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan and the OneBeacon Deferred Compensation Plan, target unearned performance share awards, restricted stock units and unvested stock options.

(c)                                  Excludes Class B common shares owned by Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains. Each of Messrs. Campbell and Foy disclaims beneficial ownership of the Class B common shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

2010 was a transformational year for OneBeacon Insurance.  In July 2010, we completed the sale of our Personal Lines business (the “Personal Lines Transaction”) to Tower Group, Inc. (“Tower”), resulting in a $24.6 million after tax gain.  During 2010, as a result of the Personal Lines Transaction, we went from a primarily northeast-based property and casualty insurance company with a growing specialty book to a national specialty lines carrier.  Our net written premiums decreased by 35% as a result of the Personal Lines Transaction as well as the sale of renewal rights to our Commercial Lines business to The Hanover Group (“THG”) in December 2009 (the “Commercial Lines Transaction”). We recognized $6.6 million after tax of additional consideration in 2010 as a result of the Commercial Lines transaction.  Our book value per share increased 9.4%, including dividends and on an internal rate of return basis.  We returned $326 million in capital to shareholders in regular and special dividends and share repurchase.  With transfers of personnel to THG and Tower and additional restructuring efforts, significant progress was made towards right-sizing our expenses, resulting in a decrease of 19% year over year.

Despite these significant accomplishments, our overall financial results were below expectations.  Our ongoing Specialty Lines businesses achieved a very respectable 93.5% combined ratio while growing 4.4% in the fifth year of a soft market.  However, the overall combined ratio of the Company was a disappointing 100.7%, significantly impacted by poor results in the businesses we recently exited (Commercial and Personal Lines).

The 2010 Management Incentive Plan (“MIP”), with a primary performance goal of a GAAP combined ratio of 96% and other strategic objectives, paid out at 80% of target based primarily on the underlying performance of our ongoing Specialty Lines businesses.  In addition to the combined ratio performance of our ongoing business, the Compensation Committee (the “Committee”) noted strong performance against other MIP goals, including the successful management of the Personal and Commercial Lines Transactions and the significant progress achieved in right-sizing the Company’s balance sheet, including returning $326 million to our owners and retiring $200 million in debt, resulting in a reduction of debt to total capital to 25%.  The Committee determined that these achievements warranted a MIP pool at 80% of target.  There was significant differentiation among the various businesses with scores ranging from 35% to 125% of target.

The 2008-2010 Performance Share Plan, which set as a performance goal the attainment of 11% annual Growth in Intrinsic Business Value Per Share (“GIBVPS”), paid out at 68.5% of target based on attainment of 8.8% GIBVPS for the performance period. See “-Long-Term Incentive Compensation” on page 17; “-2010 Compensation-Related Actions—Payments Under the 2010 Management Incentive Plan”  on page 21 and “-Payments under the 2008-2010 Cycle Awards and Retention Awards” on page 22; and “-OneBeacon Long-Term Incentive Plans and Awards—Performance Shares” on page 29.   In addition, the Committee determined that it was appropriate for the individual retention awards that vested in February 2011 to be reduced by the amounts paid out under the 2008-2010 performance share awards.

In February 2011, the Committee recognized the transformational year at the Company by selectively awarding one-time discretionary bonuses to certain members of management in recognition of their outstanding contributions to the achievement of the goals of the Company during 2010, including the successful completion of the Personal Lines Transaction.

Also in February 2011, the Committee granted 2011-2013 performance share awards with the performance goal of average annual growth in book value per share of 11% and 2011-2013 performance unit awards with a performance goal of an annual adjusted economic combined ratio of 94%.   The performance metrics for each of these grants assumes underlying improvement in performance against the respective performance metrics in the successive performance periods of the three-year cycle.  As such, each of these targets is expected to be appropriately challenging.

Under the 2011-2013 long-term performance awards, further refinements have been made in our compensation program.  Other than the executive team, key employees in the various support functions will have their long-term performance awards denominated 100% in performance units, while key employees in the businesses who receive long-term performance awards will receive 50% in performance units and 50% in long-term cash (“LTC”) awards.   The LTC plan is a three-year discretionary plan which will reward participants based upon overall performance under the plan with significant emphasis on and differentiation based upon individual business unit results.  This change further refines and aligns long-term compensation for business unit contributors to operational measures to which these key business unit employees have the most opportunity to contribute.

Also in February 2011, the Committee confirmed that there would be no changes to the annual base salaries or MIP targets for 2011 for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers.

Introduction

Our Compensation Discussion and Analysis (“CD&A”) describes the compensation programs and discusses the rationale of the Committee in establishing the total compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and our other Named Executive Officers (“NEOs”). The compensation philosophy and compensation programs described herein apply to our other executive officers as well.

Our executive compensation program is designed to attract, retain and motivate our executives to maximize shareholder value over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

• Underwriting comes first

• Maintain a disciplined balance sheet

• Invest for total return

• Think like owners

The overall goal of our executive compensation program is to develop, implement and monitor executive compensation policies and practices which are consistent with and supportive of the long-term maximization of Shareholder value and our operating principles.

Compensation Philosophy and Principles

We believe our executive compensation programs should support the Company’s primary objective of maximizing shareholder value over long periods of time. The Committee believes that, in order to achieve this objective, our executive compensation programs must address four key compensation principles. They are as follows:

Competitiveness

In order to execute our operating principles, a certain level of experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain the most talented and experienced executives available. We believe we need to assess competitiveness relative to external benchmarks in terms of total compensation rather than the competitiveness of any individual element of compensation.

Pay for Performance

We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities aligned, talented and motivated individuals excel.

Alignment with Shareholder Interests

We recognize that to maximize shareholder value, we must closely align the financial interests of management with those of the Company’s shareholders. This compensation principle reinforces our Think Like Owners operating principle.

Long-Term and Performance-Based

Recognizing that shareholder return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. We place more emphasis on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits relative to our peers.

Elements of Compensation

OneBeacon executives are compensated through a combination of base salary, annual incentive and long-term performance-based compensation. The focus of our compensation programs is to ensure overall competitiveness while emphasizing performance-based compensation versus base salary, perquisites or employee benefits. Base salary and annual incentives have historically been set at levels lower than those paid by other property and casualty insurers with a higher percentage of total compensation paid in long-term performance-based compensation. We believe that by placing more emphasis on long-term performance-based compensation, we advance those principles which in turn contribute to achieving our long-term goals and core operating principles.

Base Salary

We pay our executive officers salaries that we believe to be below market.  Executive salaries are not routinely adjusted despite an annual review of performance. Instead, depending on market considerations, executive officers’ salaries may be adjusted selectively by the Committee based on benchmarking or other factors the Committee may deem appropriate.

Annual Incentives (Management Incentive Plan)

We provide annual incentive opportunities to our executive officers through our Management Incentive Plan. Each NEO is given an individual target expressed as a percentage of annual base salary.  The CEO’s target is 75% while the other NEOs’ targets are 50%.  The Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or NEO. Typically, we expect the CEO to receive an incentive performance factor roughly in line with that which is applicable to all of OneBeacon given our belief that the results of his efforts are appropriately reflected by the results of the Company. We would expect variability in the incentive performance factors of the other executive officers based on individual performance and the performance of their respective businesses or functional groups.

The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. The Committee understands that the discretion associated with this plan causes the compensation earned under the Management Incentive Plan not to qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Committee reiterated its belief, however, that the benefit of preserving its option to exercise discretion outweighs the risk that the Company could be in the position of paying compensation that is not deductible under Section 162(m). In this way, the Committee can be sure that it can address any unforeseen opportunities and challenges through the exercise of discretion with respect to salaries and MIP. For a description of the MIP, see “-Management Incentive Plan” on page 28.

Each year, the primary goal for MIP is a combined ratio consistent with that year’s business plan.  Other goals are also set depending on the challenges or opportunities we are facing in any given year.  The combined ratio goal is always challenging, but is set consistent with the expected annual business plan and as such, is deemed to be reasonably achievable.

Long-Term Incentive Compensation

The Board of Directors has adopted and shareholders approved the OneBeacon Long-Term Incentive Plan (2007) (the “2007 Plan”) which allows the Committee to grant incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. The Committee believes shareholder approval is significant in that performance-based awards that meet certain criteria when awarded under a shareholder-approved plan are fully tax deductible under Section 162(m).

In the aftermath of the 2008 financial crisis that significantly impacted book value, in February 2009, the Committee shifted from grants of performance shares with a growth in intrinsic business value per share (“GIBVPS”) metric to a mix of performance shares with growth in book value per share (“GBVPS”) metric and performance units with a combined ratio metric.   The Committee did this in the belief that this program would provide more appropriate incentives that track both capital management as well as operational results and retention benefits and more closely align with shareholders’ long-term interests. Accordingly, beginning with the 2009-2011 performance cycle, the Committee granted executive officers and senior management a mix of performance shares that are earned as book value per share grows and performance units that are earned as the Company’s underlying insurance businesses perform against operational targets.  The 2009-2011, 2010-2012 and 2011-2013 performance share cycles use average annual growth in book value per share including compounded dividends on an internal rate of return basis as the performance metric.  The 2009-2011, 2010-2012 and 2011-2013 performance unit cycles use average adjusted economic combined ratio as the performance metric. See “-

OneBeacon Long-Term Incentive Plans and Awards - Performance Shares” and “-Performance Units” on page 29.  Messrs. Miller and McDonough have their long-term target awards evenly split between performance shares and performance units while the rest of the executive team have their long-term target awards split 70%/30% with the majority of the target award in performance units.

In February 2011, the Committee also adopted the LTC plan (“LTCP”) and authorized management to grant awards thereunder to selected individuals in the Company’s insurance businesses.  These individuals will receive 50% of their long-term target awards in performance units and 50% in LTC awards.  Payments under the LTCP awards will vary by individual business unit. The LTCP will generally be funded in aggregate based upon performance against various business unit objectives and goals at the discretion of the Committee.  The Committee understands that, by virtue of exercising judgment and discretion with respect to performance factors and individual performance, payments under the LTCP will not qualify as deductible under Section 162(m).  However, the compensation of all participants is expected to generally fall under the Section 162(m) threshold.  Management and the Committee believe that the discretion within the LTCP is desirable to provide flexibility, particularly since a disproportionate amount of target total compensation is in the form of long-term performance-based compensation.  In the event that the Company’s long-term incentive programs significantly underperform, senior management will retain the flexibility to appropriately  reward members of our very best businesses to ensure their retention and ongoing engagement and thus the overall success of the Company in achieving long-term value for shareholders.

Compensation Mix

We have not established any formulas for determining the appropriate mix of short-term and long-term compensation. As previously stated, we emphasize long-term performance-based compensation. For example, Mr. Miller’s total 2010 compensation reflects a long-term incentive award with a target value of approximately $5,000,000, or approximately 85% of his total target compensation.

Other Elements of Compensation

Retirement Benefits

We have no active pension plans. Benefit accruals under our qualified pension plans and our non-qualified supplemental pension plans were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their annual MIP award and long-term incentive awards, which may be invested in various investment options including the OneBeacon Stock Fund which tracks the value of our common shares, and, as long as we remain part of the White Mountains group, the White Mountains Stock Fund which tracks the value of White Mountains shares. None of the investment options offered under these plans provides above-market rates of interest.

All of our employees may participate in our qualified OneBeacon 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

Because of our belief in emphasizing performance-based compensation, we generally do not offer perquisites to our executive officers other than as described below and in the Summary Compensation Table on page 26 of this proxy statement. The perquisites that we offer our executives primarily consist of a housing/relocation allowance and related tax reimbursements. Paul H. McDonough, the Company’s Senior Vice President and Chief Financial Officer, relocated from Massachusetts with his family to our U.S. corporate headquarters in Minnesota during 2010.  He was provided with a relocation package which included reimbursement of all relocation-related expenses and related tax assistance.  He was provided with a $75,000 discretionary payment to defray other relocation-related costs.  He was also provided with a guarantee from the Company that it would purchase his primary residence in Massachusetts if it did not sell within a reasonable period to enable him to purchase a primary residence in Minnesota.  In November 2010, after his house was on the market for a number of months, the Company’s third party relocation vendor on behalf of the Company purchased it for $2.6 million.  The relocation vendor on behalf of the Company will market and sell the residence on the Company’s behalf in the ordinary course.  The relocation reimbursements and payments and related tax assistance is reported in the Summary Compensation Table.  The purchase of Mr. McDonough’s house by the Company is considered a related party transaction under SEC rules and is described on page 39.

We allow Mr. Miller to use corporate aircraft for personal reasons. The Committee established an annual cap on Mr. Miller’s personal use of the corporate aircraft of $125,000. Other trips are reimbursed by Mr. Miller at their full cost to the Company and are not considered a perquisite. $81,000, representing the actual out-of-pocket cost to the Company of the personal flights in 2010, is included in Mr. Miller’s total compensation in the Summary Compensation Table on page 26.  From time to time, an executive officer may take his spouse or other family members with him on a business trip. In this instance, we do not include the aggregate incremental cost to the Company to provide that portion of the flight in the executive’s total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. However, we impute to the executive’s income the Standard Industry Fare Classification (SIFL) amount for the spouse and/or family’s flight as required by the Internal Revenue Code. No other Named Executive Officer used corporate aircraft for personal reasons in 2010.

Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans include health insurance, life insurance and charitable gift matching.

Board Fees

Our executive officers, and White Mountains’ executive officers, do not receive director fees for serving on the Company’s or subsidiaries’ boards of directors.

Employment Agreements

We have no long-term employment agreements with our executive officers except those that govern their responsibilities and duties to the Company and its subsidiaries. All executive officers are deemed “at will” employees as are all OneBeacon employees. Certain of our NEOs have severance arrangements within their employment offer letters. The details of these agreements are disclosed under “-Employment Offer Letters” on page 27.

Severance Arrangements

We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee.

Change in Control

We have no change in control agreements with our executive officers or key employees other than that found in our long-term incentive plans which govern our long-term incentive awards. The change in control provisions of our long-term incentive plans are described in more detail on page 33 under the heading “-Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.”

Stock Ownership Guidelines

We do not currently have stock ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares thus tied to the Company’s stock performance over the long term. The Committee may review whether stock ownership guidelines are appropriate at some future date.

Clawback Policy

The Committee adopted a Clawback Policy in June 2010 which provides that the Board of Directors may require any person who received a bonus or other long-term incentive compensation award to repay the Company part or all of such award if a restatement of the Company’s financial statements is required by the Securities and Exchange Commission for failure to materially comply with any federal securities law that governs financial reporting as a result of such person’s misconduct. Where the misconduct is fraudulent, the person must reimburse the Company for all such bonuses or long-term incentive compensation.  The Committee is aware that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires all public companies to implement and disclose clawback policies for incentive-based executive compensation (including stock options).  Dodd-Frank directs the SEC and the stock exchanges to adopt rules implementing this aspect of the bill, and once the rules are finalized and published, we will review the rules and our policy to ensure it is compliant.

Executive Hedging

Dodd-Frank also requires companies to disclose whether their executives or directors are permitted to purchase hedging instruments that could offset decreases in the market value of company equity securities granted to, or held by, such executives or directors.  The Company’s Insider Trading Policy prohibits our directors, officers and employees from selling short Company securities and from buying or selling puts, calls or derivatives relating to Company securities.

The OneBeacon Compensation Committee

Our Compensation Committee is comprised of Lowndes A. Smith, Chair, Raymond Barrette, Lois W. Grady and Kent D. Urness. The Board has determined that each of these directors except for Mr. Barrette is (i) independent in accordance with the New York Stock Exchange Listing Standards, (ii) a non-employee director as that term is defined in Section 16, and (iii) an outside director as that term is defined in Section 162(m).

Because Mr. Barrette does not satisfy NYSE, Section 16 or Section 162(m) independence standards, the Compensation Committee in May 2008 formed the Performance Compensation Subcommittee (the “Subcommittee”) comprised solely of the independent directors listed above to administer and approve all performance-based compensation and equity compensation awards in order to maintain favorable tax and legal treatment of such awards.

Throughout this Compensation Discussion and Analysis, references to the Committee include actions taken by the Subcommittee as appropriate.

Our Compensation Process

The Committee, consistent with its charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO’s performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO’s compensation based on this evaluation. Additionally, the Committee looks to the CEO to evaluate and discuss his senior team’s performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments and long-term incentive grants. The Committee is responsible for approving all compensation for the executive team and the other executive officers.

The Committee relies on T. Michael Miller, Chief Executive Officer, and Thomas N. Schmitt, Chief Human Resources Officer, to assess, design and recommend compensation programs, plans, and awards for executives and directors subject to Committee review and approval and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and, at the Committee’s request, present management’s analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management except as requested by the Committee.

At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company’s annual and long-term incentive plans and to present and discuss the accompanying metrics and financials. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle’s incentive compensation performance objectives, pool size and executive participants, taking into consideration external competitive benchmarks and anticipated economic value creation over each plan’s three-year performance cycle.

Compensation Benchmarking

From time to time, management or the Committee may engage a compensation consultant to assist with benchmarking.  Management periodically engages in its own benchmarking exercise using a peer group of companies.  As a result of the significant transformation we have undergone this past year, management changed the group of companies that it periodically reviews and benchmarks against for information regarding specific compensation matters.  Going forward, we will review from time to time other specialty insurers including Argo Group International Holdings, W.R. Berkeley Corporation, HCC Insurance Holdings, Markel Corporation, Navigators Group, Inc. and RLI Corporation.  We have not engaged in any formal or comprehensive benchmarking of executive compensation since 2007.

The Committee reserves the right to work with its own compensation consultant as it deems necessary but generally believes that it should coordinate with management in working with a consultant to ensure seamless administration and clear communication between and among all parties. To the extent that the Committee determines to use a consultant in the future, the Committee would engage the consultant and similarly would have the ability to terminate the consultant. The consultant would report directly to the Committee. The Committee may, from time to time, commission work independent of management’s knowledge or involvement, such as specific benchmarking with respect to the CEO’s compensation. The Committee may request that a consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for a certain portion of compensation paid to Messrs. Miller, McDonough and Rich.  Messrs. Miller, McDonough and Rich provide services to, and are compensated by, the parent company in Bermuda and subsidiaries in the United States.  We do not receive a tax deduction for the compensation paid by the parent company in Bermuda as Bermuda does not impose a corporate income tax.  With respect to compensation paid to our NEOs in the United States, Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent the compensation is not performance-based as defined in Section 162(m).  The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of the majority of such compensation paid to our NEOs.  However, from time to time the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such a manner better promotes the Company’s interests.  For example, the proposed restricted stock award to Mr. Miller would not qualify for a deduction under Section 162(m).  See “-Restricted Stock Award to Mr. Miller”.

2010 Compensation-Related Actions

On February 23, 2011, the Committee met and approved all elements of compensation for the 2010 plan year for Mr. Miller, the executive team and the other executive officers. The Committee certified results and awarded payments under the 2010 Management Incentive Plan, the 2008-2010 Performance Share Plan and the 2010 retention awards. Additionally, the Committee awarded discretionary bonuses to Messrs. Miller, McDonough, Romano and Rich in recognition of their contributions to the transformation of the Company into a focused, specialty carrier.  These and other actions are set forth in our Summary Compensation Table and other compensation tables beginning on page 26.

Payments Under the 2010 Management Incentive Plan

The Committee discussed and approved management’s recommendation of an 80% performance factor under its 2010 Management Incentive Plan. The Management Incentive Plan’s primary performance objective required to achieve a bonus pool of 100% of target was the achievement of a GAAP combined ratio of 96% or better.  The Company’s actual combined ratio was 100.7%.  Other goals included the management of expenses in conjunction with the Company’s changing earned premium levels as a result of the Personal Lines Transaction; the management of the Company’s ongoing Specialty businesses; optimizing capital management including debt and share repurchases and special dividends; ensuring the smooth execution of the Personal Lines Transaction; and effective catastrophe management.  Based on its assessment of the Company’s overall performance in 2010, the Committee established a bonus pool of 80% of target.  The Committee noted the success of the ongoing specialty businesses with a combined ratio of 93.5% and 4.4% growth.  The Committee also noted the successful transactions and the smooth transition to a specialty company. The Committee also noted that we grew book value per share by 9.4% and we returned $326 million in capital to shareholders in regular and special dividends and share repurchase.

Mr. Miller received a MIP award of $281,300, slightly below the overall Company score, due to a larger portion of the overall MIP pool being allocated to specialty businesses that had very strong performance in 2010.   Messrs. McDonough, Romano, Crosby and Rich received MIP awards of $131,300, $175,000, $200,000 and $131,300, respectively, based on their business unit or functional area results and individual performance.  In determining the MIP award for each NEO except for Mr. Miller, the Committee primarily focused on the Company’s combined ratio as set forth above.  However, the Committee made slight adjustments to the awards of Messrs. McDonough, Romano, Crosby and Rich relative to the performance of the Named Executive Officer’s business unit or functional area, including contributions to combined ratio, net written premiums, catastrophe management, expense management, and capital actions as well as the Personal Lines Transaction.  Mr. Miller also provided the Committee with a summary of his assessment of the individual performance of each NEO.  Mr. McDonough was awarded a MIP score slightly below the overall Company score.  The Committee based its determination upon his leadership as Chief Financial Officer, including in particular his contributions to the Company’s achievement of its capital management objectives as well as the completion of the sale of Personal Lines balanced by the fact that a larger portion of the overall MIP pool was allocated to specialty businesses that had strong performance in 2010.  Mr. Romano was awarded a MIP performance score above the overall Company score based upon the successful year at OneBeacon Professional Insurance as well as the fact that Mr. Romano assumed management responsibility during the year for additional specialty businesses.  Mr. Romano was appointed Executive Vice President of OneBeacon Insurance Company in November 2010 and was asked to manage the OneBeacon Accident Group (formerly OneBeacon Accident and Health) and Financial Services business units.  Mr. Crosby received a MIP score above the Company’s overall score based upon the significant additional responsibilities he has undertaken since joining OneBeacon in July 2010 to manage OneBeacon Excess and Surplus, his success with respect to these duties and his overall performance and contributions.  Mr. Crosby was appointed Executive Vice President of OneBeacon Insurance Company in November 2010 and was asked to manage Property and Inland Marine, OneBeacon Energy Group, OneBeacon Specialty Property, OneBeacon Government Risks and OneBeacon Entertainment.  Mr. Rich was awarded a MIP score slightly below the overall Company score.  The Committee based its determination upon his contributions as General Counsel, in particular his performance in overseeing the legal issues with respect to the Personal Lines Transaction balanced by the fact that a larger portion of the overall MIP pool was allocated to specialty businesses that had strong performance in 2010.

Based upon overall Company, business unit and individual performance, including the factors described above, Mr. Miller made a recommendation to the Committee with respect to the MIP award of each NEO except for himself.  The Committee considered each of these factors in its determination of the appropriate MIP award for each NEO.  For a more detailed discussion of the operation of the MIP generally, see “Annual Incentives (Management Incentive Plan)” on page 17 and “-Management Incentive Plan” on page 28.

Discretionary Awards

The Committee authorized management to make one-time discretionary awards to select individuals who were responsible for effecting the transformation of the Company to a specialty carrier.   The Committee approved a payment of $1,000,000 to Mr. Miller.  The Committee also approved discretionary awards to Messrs. McDonough, Romano and Rich in the amounts of $200,000, $150,000 and $200,000, respectively.

Payments under the 2008-2010 Cycle Award and Retention Awards

The performance goal for the 2008-2010 performance share cycle was 11% GIBVPS with a minimum threshold performance of 4%. The Committee reviewed performance under this plan and certified a GIBVPS of 8.8% for the 2008-2010 performance cycle. This level of plan performance resulted in payment at 68.5% of target, and, using $13.90, the market value per common share on February 22, 2011, and including payment of $2.50 per share earned in recognition of the special dividend that was paid in September 2010, resulted in payouts of $2,270,643, $363,298, $317,893 and $317,893 to Messrs. Miller, McDonough, Romano and Rich, respectively.  See “-OneBeacon Long-Term Incentive Plans and Awards—Performance Shares” on page 29 and the “-Option Exercises and Stock Vested” table on page 31.  Mr. Crosby, who joined us in July 2010, did not receive a 2008-2010 performance share award, a retention award or a discretionary award.

In February 2009, given that the 2007-2009 and 2008-2010 performance share cycles were at that time projected to pay out at or close to zero due to the financial crisis in 2008/2009 and the impact on the performance under these plans, the Committee granted cash retention awards to the executive officers and certain other key members of management in recognition that there could be a significant retention risk with respect to the Company’s talented staff. The retention awards vested 50% in February 2010 and 50% in February 2011 (the “2009 retention awards” and “2010 retention awards”, respectively).  During the course of 2009 and 2010, performance under the 2008-2010 performance award cycle improved. Based on overall performance during the cycle, the Committee deemed that it would be inappropriate for executive officers and key employees to receive payments under both the 2010 retention awards and the 2008-2010 performance share awards.  Accordingly, the Committee in February 2011 exercised its discretion in this regard and, in recognition of the payout under the 2008-2010 performance share award cycle at a 68.5% performance factor, reduced the 2010 retention awards.  Scheduled payouts to each of Messrs. Miller, McDonough, Romano and Rich of $3,000,000, $750,000, $600,000 and $500,000 were reduced by the amount of the 2008-2010 performance share award payments, resulting in retention award payments of $729,357, $386,702, $282,107 and $182,107, respectively.

Other 2010 Compensation Actions

In June 2010, the Committee agreed to pay Mr. Romano $487,449 in lieu of vesting and payment of 29,285 restricted stock units awarded in March 2008 when he joined the Company. The restricted stock units were awarded as part of Mr. Romano’s employment offer and were intended to replace unvested time-based long-term compensation granted by his former employer that he forfeited upon joining the Company.  Given the financial crisis of 2008, the restricted stock units did not vest as a result of the failure to achieve the performance target of cumulative growth in adjusted book value per share of 4%.  Given the strong performance of OneBeacon Professional Insurance and Mr. Romano’s individual contributions to the success of that business during his first two years at the Company, management recommended that he be paid what he would have received had the restricted stock units vested in April 2010 in accordance with the terms of the award.

In November 2010, the Committee took certain actions with respect to outstanding compensation awards held by Kevin J. Rehnberg in connection with the elimination of his position as part of the Company’s right-sizing. The Committee approved a separation payment to Mr. Rehnberg of $1,350,000, equal to two times his annual base salary plus target annual bonus. Mr. Rehnberg also received a payment of $1,000,000 representing vesting of his 2010 retention bonus in accordance with its terms.  Mr. Rehnberg’s outstanding performance share and performance units were forfeited in accordance with the terms of the 2007 Plan.   Mr. Rehnberg had the right to exercise his vested stock options for up to three months after his termination date in accordance with the terms of the options.  Mr. Rehnberg’s vested restricted stock units remained outstanding and were earned based on attainment of the performance goal, also in accordance with the terms of the award. His vested restricted stock units were earned in February 2011, and he received a payment in the amount of $71,737 in March, 2011.

2011 Compensation Actions

Set forth below is a summary of the rationale for the Committee’s 2011 compensation actions as well as actions that fall outside of the base salary and annual cash incentive awards.

2011 Base Salaries

The Committee approved the base salaries of Mr. Miller and the other NEOs for 2011, with no changes from 2010 salary levels.

2011 Annual Bonus Targets

The Committee also approved the annual bonus targets under the 2011 Management Incentive Plan for the Named Executive Officers with no changes from 2010 targets.

2011 Management Incentive Plan Performance Goals

The Committee set the 2011 Management Incentive Plan primary performance objective at a 95% combined ratio, together with secondary strategic objectives with respect to risk management and capital management. The 95% combined ratio represents an appropriately challenging primary performance goal for the 2011 MIP as we continue to fully transition to our new organization. The other strategic objectives are consistent with the Company’s strategic and operational goals including the reduction of debt and expenses while continuing to write profitable specialty business, and substantially meeting these objectives will yield an expected payment at or near target.

2011-2013 Long-Term Incentive Awards

Consistent with decisions in 2009 and 2010, the Committee determined that 2011-2013 long-term incentive awards for Mr. Miller and the executive team would be comprised of a mix of performance shares and performance units in order to reduce volatility as well as provide a link between the executive team and financial and operating results, in alignment with shareholder interests.  Each of Messrs. Miller and McDonough received 50% of their long-term incentive awards in performance units and 50% in performance shares. The other NEOs received 70% of their long-term incentive awards in performance units and 30% in performance shares.

2011-2013 Performance Share Plan

The Committee established target performance for the 2011-2013 award cycle of 11% average annual growth in book value per share including compounded dividends on an internal rate of return basis. Given the current interest rate environment, this represents a challenging but achievable goal.  Annual growth in book value per share of 4% or less would result in a payout of 0% and annual growth in book value per share of 18% or more would result in a payout of 200%. The value per share at vesting will be computed based on the average closing price on the 5 business days preceding the date that the Committee certifies performance under the plan plus the value of dividends over the three-year cycle.  Mr. Miller received a grant of 108,748 performance shares. Each of Messrs. McDonough, Romano, Crosby and Rich received a grant of 20,541, 10,875, 10,875 and 9,425 performance shares, respectively.

2011-2013 Performance Unit Plan

The Committee established target performance for the 2011-2013 award cycle at an aggressive 94% average adjusted economic combined ratio.  A combined ratio of 98% or more would result in a payout of 0% and a combined ratio of 90% or less would result in a payout of 200%.  Meeting or exceeding this target requires improved financial performance over the three-year cycle.  Each unit has a value of $100. Performance against the target will be confirmed by the Committee following the end of 2013. The adjusted economic combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio but relate to operating performance of the Company, including but not limited to management or other fees and gains/losses from the sale of any business or entity.  Mr. Miller received a grant of 22,500 performance units. Each of Messrs. McDonough, Romano, Crosby and Rich received grants of 4,250, 5,250, 5,250 and 4,550 performance units, respectively.

Messrs. Miller, McDonough and Rich were granted 2011-2013 performance share and unit awards that were valued at approximately 10% less than their 2010-2012 long-term incentive awards.  Messrs. Romano and Crosby were granted 2011-2013 performance share and unit awards approximately equal to their 2010-2012 long-term incentive awards.  The overall size of the long-term incentive plan pool was reduced by approximately 20%.  In keeping with rewarding strong business unit performance, and providing the appropriate incentives to attract and retain our business unit leaders, the awards of Messrs. Romano and Crosby were not reduced commensurate with the reduction in the overall pool.

Restricted Stock Award for Mr. Miller

The OneBeacon Board has reached an agreement with Mr. Miller on incentives to secure his continued services for an extended period of time as well as further align his interests with the interests of shareholders over the long term.  In exchange for foregoing 35,000 performance shares per year for each of the next 6 years to the extent granted by the Committee (i.e., 210,000 performance shares in total) retroactive to February 2011, the Committee has proposed to make a one-time grant of 630,000 restricted shares to Mr. Miller equal to three times the foregone performance shares.   The grant is subject to the approval of shareholders at the Annual Meeting on May 25, 2011.

One quarter of the restricted shares will vest on each of February 22, 2014, 2015, 2016 and 2017.  The February vesting dates were chosen to align this award with Mr. Miller’s other performance share and unit awards, in particular because Mr. Miller will forfeit 35,000 of his performance shares granted in February 2011 as well as a similar amount of future such awards to the extent granted by the Committee during the restricted stock vesting period.  In the event of a Change in Control, the restricted stock award would fully vest if  Mr. Miller was terminated other than for cause, was demoted or suffered a material reduction in his compensation opportunity within 24 months of the Change in Control.  In addition, the award would vest following a Change in Control if Mr. Miller was required to commute to another office for more than 18 months or was required to relocate his principal residence.  Other than following a Change in Control, in the event of voluntary termination or termination for cause, Mr. Miller would forfeit all unvested shares. In addition, if Mr. Miller is terminated without cause, the restricted shares would vest pro-rata based on the period of time from the grant date through Mr. Miller’s termination date, with a minimum vesting of 50% taking into account already vested shares, in lieu of any severance payments.

As a recipient of long-term incentive grants from the Company, Mr. Miller is subject to a confidentiality and non-solicitation agreement.  The agreement includes provisions that, for a period of 12 months following the termination of his employment for any reason, prohibit him from soliciting customers or certain potential customers of the Company and from soliciting or hiring its employees.

Shareholders are being asked to approve an amendment to the 2007 Plan to allow for the grant of restricted stock to Mr. Miller.  Should shareholders approve the amendment at the Annual Meeting on May 25, 2011, the Compensation Committee will formally grant the shares to Mr. Miller immediately following the adjournment of the meeting.  See “Amendment to OneBeacon Long-Term Incentive Plan (2007) — Description of the Proposed Award to Mr. Miller” on page 46 of this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of Company’s Board of Directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman

Raymond Barrette

Lois W. Grady

Kent D. Urness

Summary Compensation Table

The following table sets forth the cash compensation paid by us and our subsidiaries, as well as certain other compensation paid for the fiscal year ended December 31, 2010, to our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers, and a former executive officer (collectively the “Named Executive Officers”). None of our Named Executive Officers is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total($)

T. Michael Miller, President and Chief Executive Officer	2010	500,000	2,010,657	1,624,038	16,670	0	91,444	4,242,809
	2009	500,000	3,209,959	1,357,541	0	0	135,554	5,203,054
	2008	492,308	468,800	5,019,085	77,791	1,868,257	134,242	8,060,483
Paul H. McDonough, Senior Vice President and Chief Financial Officer	2010	375,000	793,002	292,333	4,445	0	456,488	1,921,268
	2009	375,000	932,631	244,363	0	0	10,300	1,562,294
	2008	389,423	234,400	864,641	20,744	653,005	9,728	2,171,941

Paul F. Romano, Executive Vice President—Specialty Lines	2010	350,000	1,094,556	146,159	0	0	10,554	1,601,269
Dennis A. Crosby, Executive Vice President—Specialty Lines	2010	172,308	1,200,000	136,679	0	0	3,435	1,512,422
Bradford W. Rich, Senior Vice President and General Counsel	2010	375,000	513,407	136,413	0	0	9,074	1,033,894
	2009	375,000	838,703	114,033	0	0	9,723	1,337,459

Kevin J. Rehnberg, Former Executive Vice President—Specialty Lines(6)	2010	372,692	1,000,000	292,333	2,470	0	1,357,981	3,025,476
	2009	400,000	1,246,231	244,363	0	0	3,204	1,893,798
	2008	388,462	268,946	1,460,617	17,287	653,005	6,637	2,794,954

(1)                                  During 2008, we had 27 pay periods, instead of the standard 26, resulting in salary earnings greater than the executive’s annualized salary.

(2)                                  Mr. Miller’s 2010 bonus compensation consists of a $281,300 annual bonus, a retention bonus of $729,357 and a discretionary bonus of $1,000,000.  Mr. McDonough’s 2010 bonus compensation consists of a $131,300 annual bonus, a retention bonus of $386,702, a discretionary bonus of $200,000 and a relocation bonus of $75,000.  Mr. Romano’s 2010 bonus compensation consists of a $175,000 annual bonus, a retention bonus of $282,107, a discretionary bonus of $150,000 and a payment in lieu of a restricted stock unit award of $487,449.  Mr. Crosby’s 2010 bonus compensation consists of a $200,000 annual bonus and a sign-on bonus of $1,000,000.  Mr. Rich’s 2010 bonus compensation consists of a $131,300 annual bonus, a $182,107 retention bonus and a discretionary bonus of $200,000. Mr. Rehnberg’s 2010 bonus compensation consists of a retention bonus of $1,000,000. See “Compensation Discussion and Analysis” and “-Employment Offer Letters.”

(3)                                  Represents the aggregate grant date fair value of performance share grants as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) without regard to forfeitures. Other than the forfeiture upon termination of Mr. Rehnberg’s outstanding performance share awards under the 2007 Plan, there were no forfeitures among the Named Executive Officers during 2010.  For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2010, 2009 and 2008, respectively (“Note 9”).  The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 was filed with the Securities and Exchange Commission on February 28, 2011. Values for 2008 have been restated using the aggregate grant date fair value as determined in accordance with ASC Topic 718. See “-Grants of Plan-Based Awards”, “-Option Exercises and Stock Vested”, “-OneBeacon Long-Term Incentive Plans” and “-Outstanding Equity Awards at Fiscal Year End.”  Assuming achievement of a maximum performance factor of 200%, the grant date fair value of the 2010-2012 performance share awards is as follows: Mr. Miller-$3,248,076; Mr. McDonough-$584,666; Mr. Romano-$292,318; Mr. Crosby-$273,359; Mr. Rich-$272,826; and Mr. Rehnberg-$584,666.

(4)                                  No option awards were made in 2010.  Each option has an exercise price of $25.47 per share. The exercise price was adjusted from $30.00 per share in May 2008 in connection with a special dividend of $2.03 per share paid in March 2008 to all shareholders of record (the “2008 Special Dividend”) and from $27.97 per share in November 2010 in connection with a special dividend of $2.50 per share paid in September 2010 to all shareholders of record (the “2010 Special Dividend”). The options vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the option is five and a half years. The values shown represent the grant date fair value of the option price adjustments.  See “-Outstanding Equity Awards at Fiscal Year End.” For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9.  See “OneBeacon Long-Term Incentive Plans-Stock Options”.

(5)   Represents Company contributions to the OneBeacon 401(k) Savings and Employee Stock Ownership Plan unless otherwise stated. Mr. Miller’s other compensation includes $80,890 in personal use of Company-provided aircraft. Mr. McDonough’s compensation includes relocation benefits of $260,740 and related tax assistance of $185,448.  Mr. Rehnberg’s compensation includes a severance payment of $1,350,000.  See “-Compensation Discussion and Analysis”.  All perquisites, including personal use of Company-provided aircraft, were valued based upon the aggregate incremental cost to the Company, which was the actual out-of-pocket cost to the Company to provide the benefit.

(6)   Mr. Rehnberg’s position was eliminated in November 2010.

Employment Offer Letters

Offer Letter for Mr. McDonough

Mr. McDonough’s offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Romano

Mr. Romano’s offer letter provides that, in addition to our customary benefits, he would receive a sign-on bonus of $2,000,000.  $1,500,000 of the bonus was paid within 30 days of employment and $500,000 of the bonus was paid in March 2009.  Mr. Romano also was granted performance shares and restricted stock units upon the start of his employment.  See “-Summary Compensation Table”, “-Outstanding Equity Awards at Fiscal Year End”, and “-Option Exercises and Stock Vested”.  Mr. Romano’s offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Offer Letter for Mr. Crosby

Mr. Crosby’s offer letter provides that, in addition to our customary benefits, he would receive a sign-on bonus of $1,800,000, $1,000,000 of which was paid within 30 days of employment, $400,000 of which was paid in March 2011 and $400,000 of which will be paid in March 2012 if Mr. Crosby remains employed with the Company as of that date. Mr. Crosby also was granted performance shares and performance units upon the start of his employment.  See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End”.   Mr. Crosby’s offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Rich

Mr. Rich’s offer letter provides that, in addition to our customary benefits, he would receive a sign-on bonus of $300,000, $200,000 of which was paid within 30 days of employment and $100,000 of which was paid in March 2009. Mr. Rich’s offer letter also provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Rehnberg

Mr. Rehnberg’s offer letter provided that, in addition to our customary benefits, he would receive a supplemental annualized payment of $150,000 which was paid bi-weekly through February 29, 2008. Mr. Rehnberg’s offer letter also provided that, under certain circumstances if his employment was terminated, he would be entitled to a separation payment equal to twelve months of salary.

Management Incentive Plan

We provide annual cash incentive opportunities to our executive officers and key employees through our Management Incentive Plan (“MIP”). The aggregate annual MIP bonus pool can range depending upon Company performance in a number of categories established early in each performance year, typically including some or all of our long-term financial goals and other specific operational goals as determined by the Compensation Committee. In addition, the Compensation Committee recognizes non-financial measures when making its overall assessment of Company performance. Other non-financial goals may include achieving net written premium growth, effective capitalization, completing transactions that create long-term economic value, and managing aggregate catastrophic exposure. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. However, each participant is given a target expressed as a percentage of base salary.  With limited exceptions, participants must be employed through the payment date in order to receive a payment under the MIP.

Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to the Named Executive Officers in the fiscal year ended December 31, 2010. The Company did not grant any stock option or restricted stock unit awards during 2010.

		Non-							Grant
		Equity	Estimated Future Payouts						Date Fair
		Incentive	Under Non-Equity Incentive			Estimated Future Payouts Under Equity			Value of
		Plan	Plan Awards(1)			Incentive Plan Awards(1)			Stock
	Grant	Awards	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date (2)	(#)	($)	($)	($)	(#)	(#)	(#)	($)(3)
T. Michael Miller	2/23/2010					0	107,481	214,962	1,624,038
	2/23/2010	25,000	0	2,500,000	5,000,000
	11/16/2010								16,670
Paul H. McDonough	2/23/2010					0	19,347	38,694	292,333
	2/23/2010	4,500	0	450,000	900,000
	11/16/2010								4,445
Paul F. Romano	2/23/2010					0	9,673	19,346	146,159
	2/23/2010	5,250	0	525,000	1,050,000
Dennis A. Crosby	8/24/2010					0	9,673	19,346	136,679
	8/24/2010	5,250	0	525,000	1,050,000
Bradford W. Rich	2/23/2010					0	9,028	18,056	136,413
	2/23/2010	4,900	0	490,000	980,000
Kevin J. Rehnberg	2/23/2010					0	19,347	38,694	292,333
	2/23/2010	10,500	0	1,050,000	2,100,000
	11/16/2010								2,470

(1)           Consists of performance shares and performance units granted under the 2007 Plan.

(2)           Represents in descending order for each Named Executive Officer: 2010-2012 performance shares; 2010-2012 performance units; and IPO option repricing of November 16, 2010.  See Note 4 to the Summary Compensation Table.

(3)           Represents the aggregate grant date fair value of the performance shares awarded during 2010 and IPO option repricing, as determined in accordance with ASC Topic 718 without regard to forfeitures. Other than the forfeiture upon termination of Mr. Rehnberg’s outstanding performance share awards under the long-term incentive plan, there were no forfeitures among the Named Executive Officers during 2010.  For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9. Assuming achievement of a maximum performance factor, the grant date fair value of the 2010-2012 performance share awards is as follows: Mr. Miller-$3,248,076; Mr. McDonough-$584,666; Mr. Romano-$292,318; Mr. Crosby-$273,359; Mr. Rich-$272,826; and Mr. Rehnberg-$584,666.

OneBeacon Long-Term Incentive Plans and Awards

The Board of Directors has adopted the OneBeacon Long-Term Incentive Plan and the 2007 Plan. The terms of the plans are substantially the same.  The 2007 Plan allows for the award of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. All awards granted will vest if (i) there is a change in control in OneBeacon and (ii) within 24 months of the change in control, the recipient is terminated, other than for cause, or there is an adverse change in the plan. See “-Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.”  Awards are generally forfeited if the holder terminates employment prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement.  In order to be eligible to receive an award under the 2007 Plan, all executive officers and key employees must enter into a Confidentiality and Non-Solicitation Agreement.

Performance Shares

Performance shares are awards of phantom shares with respect to our common shares which are earned if performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of shares earned with respect to the award period (which may not be more than 200% of the target number of shares awarded) multiplied by the fair market value of a common share on the date the Compensation Committee certifies performance (with respect to the 2008-2010 performance shares) and the average closing price for the 5 days preceding the date that the Compensation Committee certifies performance (with respect to the 2009-2011 and 2010-2012 performance shares) plus any dividends paid during the performance period.

The performance goal for the 2008-2010 performance cycle was average annual Growth in Intrinsic Business Value Per Share (“GIBVPS”) of 11%. For purposes of the 2008-2010 award cycle, GIBVPS was calculated using an average of Underwriting Return on Equity and Growth in Adjusted Book Value per Common Share, including compounded dividends. The performance percentage for the 2008-2010 performance cycle could range from 0% to 200% of target shares with a payout at target if the Company achieved an 11% average annual GIBVPS. At a GIBVPS of 4% or less, 0% of the target number of performance shares would be payable, and at a GIBVPS of 18% or more, 200% of the target number of performance shares would be payable.  The value of the performance shares increased or decreased based upon the Company’s share price plus any dividends paid during the performance period.  In November 2010, in recognition of the 2010 Special Dividend, the Compensation Committee determined that each participant would receive an additional $2.50 per earned 2008-2010 performance share. The performance goal for the 2009-2011 and 2010-2012 performance cycles is 12% Growth in Book Value Per Share (“GBVPS”). The payout percentage for the 2009-2011 and 2010-2012 performance cycles can range from 0% to 200% of target with a payout at target if the Company achieves a 12% average annual GBVPS. At a GIBVPS of 5% or less, 0% of the target number of performance shares would be payable, and at a GIBVPS of 19% or more, 200% of the target number of performance shares would be payable. The value of the performance shares increases or decreases based upon the Company’s share price plus any dividends paid during the performance period.

Performance Units

Performance units represent the right to receive cash if performance goals are satisfied over the award period. The value earned by a participant pursuant to an award of performance units is equal to the value of each performance unit multiplied by the number of performance units earned over the performance cycle. With respect to the 2009-2011 performance cycle, target performance is the attainment of an adjusted economic combined ration (“AECR”) of 95%. At an AECR of 99% or more (threshold), 0% of the target number of performance units awarded will be payable, and at an AECR of 91% or less (maximum), 200% of the target number of performance units awarded will be payable. AECR is a non-GAAP financial measure which we believe is indicative of our underwriting performance. With respect to the 2010-2012 performance cycle, target performance is the attainment of an AECR of 95%. At an AECR of 99% or more (threshold), 0% of the target number of performance units awarded will be payable, and at an AECR of 91% or less (maximum), 200% of the target number of performance units awarded will be payable. AECR is a non-GAAP financial measure which we believe is indicative of our underwriting performance. The value of the 2009-2011 and 2010-2012 performance units is $100 per unit.

Stock Options

In 2006, we granted non-qualified options (the “IPO Options”) with an exercise price of $30.00, or 20% above the initial public offering price. In May 2008, in recognition of the 2008 Special Dividend, the Compensation Committee adjusted the exercise price on outstanding IPO Options from $30.00 to $27.97. In November 2010, in recognition of the 2010 Special Dividend, the Compensation Committee adjusted the exercise price on outstanding IPO Options from $27.97 to $25.47. The IPO Options vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the IPO Options is five and a half years.

Restricted Stock Units

To address a shortfall in the value of the IPO Options, the Committee granted restricted stock units to each of the actively employed IPO Option recipients, including the Named Executive Officers.  The units vest one-third on each of November 9, 2009 (“2009 Units”), 2010 (“2010 Units”) and 2011 (“2011 Units”) and upon the attainment of growth of 4% per cycle in adjusted book value per common share including compounded dividends. The performance goal for the 2009 Units was not attained by the 2009 performance measurement date of December 31, 2009.  Performance for the 2009 Units was reassessed at the 2010 performance measurement date of December 31, 2010 for partial payout of 75% of the 2009 Units and 100% of the 2010 Units. Performance for the 2011 Units is assessed on December 31, 2011.

At vesting, each participant is also entitled to receive $0.84 per earned unit plus accumulated dividend equivalents. Dividend equivalents are credited to each participant, if and to the extent that the Board of Directors approves a dividend to all shareholders. The dividend equivalents will be earned and vest at the same time and under the same conditions as the underlying units to which they are attributable.

Upon vesting and attainment of the performance goal, the units and accumulated dividend equivalents are subject to mandatory deferral into the Deferred Compensation Plan (defined below), with payment scheduled for May 2012. Payment will be made in a single lump sum in the form of cash, common shares, or a combination of cash and shares, as determined by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the option and stock awards to our Named Executive Officers that were outstanding as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
T. Michael Miller	185,217	92,609		25.47	5/9/2012			225,017	5,980,720
								8,533	196,693
Paul H. McDonough	49,391	24,696		25.47	5/9/2012			40,504	1,076,555
								2,267	52,247
Paul F. Romano								20,251	538,251
Dennis A. Crosby								9,673	178,951
Bradford W. Rich								18,901	502,372
Kevin J. Rehnberg(4)	41,159	0		25.47	2/10/2011			0	0

(1)           Represents IPO Options. See Note 4 to the Summary Compensation Table.

(2)           In May 2008, in recognition of the 2008 Special Dividend, the Compensation Committee adjusted the exercise price on the IPO Options from $30.00 to $27.97. In November 2010, in recognition of the 2010 Special Dividend, the Compensation Committee adjusted the exercise price on outstanding IPO Options from $27.97 to $25.47. See Note 4 to the Summary Compensation Table and “-OneBeacon Long-Term Incentive Plans-Stock Options.”

(3)           Equity incentive plan awards not yet vested as of December 31, 2010 include: (i) 2009-2011 performance shares - Mr. Miller (117,536 target performance shares); Mr. McDonough (21,157 target performance shares); Mr. Romano (10,578 target performance shares); Mr. Rich (9,873 target performance shares); (ii) 2010-2012 performance shares - Mr. Miller (107,481 target performance shares); Mr. McDonough (19,347 target performance shares); Mr. Romano (9,673 target performance shares); Mr. Crosby (9,673 target performance shares); Mr. Rich (9,028 target performance shares); and (iii) restricted stock units - Mr. Miller (8,533 restricted stock units); and Mr. McDonough (2,267 restricted stock units). Share amounts and payout values are based on the closing price of the Class A common shares of the Company on December 31, 2010 at an estimated payout of 173.3% of target for the 2009-2011 cycle and 100% of target for the 2010-2012 cycle. The 2009-2011 performance shares include compounded dividends of $4.44. The 2010-2012 performance shares include accumulated dividends of $3.34. Restricted stock unit amounts and payout values represent the remaining one-third of the target amount initially awarded and are based upon the closing price of the Class A common shares of the Company on December 31, 2010.  The restricted stock units include $0.84 per share plus accrued but unvested dividend equivalents of $7.89. See “OneBeacon Long-Term Incentive Plans-Performance Shares” and “-Restricted Stock Units.”

(4)           Mr. Rehnberg’s vested IPO options remained exercisable for 3 months following his termination at which time they expired.  Mr. Rehnberg’s outstanding performance shares under the long-term incentive plan were forfeited upon termination.

Option Exercises and Stock Vested

The following table summarizes the performance share awards for the 2008-2010 cycle and restricted stock units under the OneBeacon Long-Term Incentive Plan that vested during the fiscal year ended December 31, 2010; no options were exercised during 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
T. Michael Miller	133,239	2,353,005
	14,933	344,213
Paul H. McDonough	21,318	376,476
	3,967	91,432
Paul F. Romano	18,654	329,424
Dennis A. Crosby	—	—
Bradford W. Rich	18,654	329,424
Kevin J. Rehnberg (3)	—	—
	3,325	75,943

(1)           Represents in descending order 2008-2010 performance shares and restricted stock units granted under the 2007 Plan.  Represents 65.9% of target shares awarded for the 2008-2010 performance cycle. The shares and restricted stock units vested on December 31, 2010 resulting in the payouts set forth in footnote 2 below. See “-Compensation Discussion and Analysis.”

(2)           Value of the 2008-2010 performance shares based on performance at 65.9% of target shares as accrued at December 31, 2010 and $15.16, the closing price of OneBeacon common shares on December 31, 2010, plus $2.50 per share representing the 2010 Special Dividend. Actual amounts paid in March 2011, based on performance at 68.5% of target shares, $13.90 (the average of the high and low share prices of OneBeacon common shares on February 22, 2011, the date of the Compensation Committee meeting), and $2.50 per share, were as follows: Mr. Miller-$2,270,643; Mr. McDonough-$363,298; Mr. Romano-$317,893; and Mr. Rich-$317,893.  Value of the

restricted stock units based on $15.16, the closing price of OneBeacon common shares on December 31, 2010, plus $7.89 per share in accumulated dividends ($7.68 for Mr. Rehnberg based on November 10, 2010 termination date). Actual amounts paid in March 2011, based on 75% vesting of 2009 Units and 100% vesting of 2010 Units, the average of the high and low share prices of OneBeacon common shares on February 22, 2011, the date of the Compensation Committee meeting, and $7.89 per share ($7.68 for Mr. Rehnberg), were as follows: Mr. Miller-$325,323; Mr. McDonough-$86,414; and Mr. Rehnberg-$71,737.  Amounts earned with respect to the restricted stock units were mandatorily deferred (except for Mr. Rehnberg) into the Deferred Compensation Plan (defined below) with payment scheduled for May 2012.  See “-OneBeacon Long-Term Incentive Plans-Restricted Stock Units”.

(3)           Mr. Rehnberg’s outstanding performance shares and unvested restricted stock units were forfeited upon termination.

Pension Plan

Benefit accruals under our qualified defined benefit pension plan and our non-qualified supplemental plan were frozen for all participating employees as of December 31, 2002. None of the Named Executive Officers is eligible for our defined benefit pension plans based on their hire dates.

Deferred Compensation Plan

The Named Executive Officers are eligible to voluntarily participate in unfunded, non-qualified plans for the purpose of deferring current compensation (each a “Deferred Compensation Plan” and collectively the “Deferred Compensation Plans”). Participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 100% of annual bonus and/or long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plans provides an above-market rate of interest.  As of December 31, 2010, none of the Named Executive Officers had a balance under the Deferred Compensation Plans.  Amounts earned with respect to the restricted stock units were mandatorily deferred into the Deferred Compensation Plan resulting in balances of approximately $324,000 and $86,000 for Messrs. Miller and McDonough, respectively, as of March 31, 2011.

Potential Payments Upon Termination or Change in Control

The table below summarizes the amounts that would be payable to our Named Executive Officers under our long-term incentive plans (“LTIP”) in the event of involuntary termination, death or disability, or a termination following a change in control as well as severance that would be payable under our offer letters with certain of our NEOs.

Required Maximum Payouts (1)

Name		Involuntary Termination/ Separation($)(2)	Voluntary Termination/ Retirement($)	Death or Disability($)(3)	Change in Control with Termination($)(4)
T. Michael Miller	LTIP	3,000,000	—	5,111,244	7,895,297
	Severance	—	—	—	—
Paul H. McDonough	LTIP	750,000	—	936,881	1,648,005
	Severance	1,125,000	—	—	1,125,000
Paul F. Romano	LTIP	600,000	—	614,302	1,322,869
	Severance	350,000	—	—	350,000
Dennis A. Crosby	LTIP	—	—	30,682	97,771
	Severance	1,200,000	—	—	1,200,000
Bradford W. Rich	LTIP	500,000	—	573,353	1,174,680
	Severance	1,125,000		—	1,125,000
Kevin J. Rehnberg (5)	LTIP	1,000,000	—	—	—
	Severance	1,350,000	—	—	—

(1)           Based upon $15.16, the closing price of OneBeacon Class A common shares on December 31, 2010; $4.44 per share representing compounded dividends for 2009-2011 performance shares; $3.34 per share representing accumulated dividends for 2010-2012 performance shares; and $7.89 per share representing accumulated dividends for restricted stock units ($7.68 for Mr. Rehnberg).

These amounts exclude accelerated vesting of out-of-the money stock options that were not otherwise vested at December 31, 2010.

(2)           Amounts shown represent the maximum 2010 retention awards that could have been paid and severance as set forth in the NEOs’ offer letters.   See “-Employment Offer Letters”. Actual 2010 retention awards were paid to the NEOs in March 2011 as follows: Mr. Miller-$729,357; Mr. McDonough-$386,702; Mr. Romano-$282,107; and Mr. Rich-$182,107.  Amounts shown exclude actual amounts paid under the 2008-2010 performance share awards in March 2011 as follows: Mr. Miller-$2,270,643; Mr. McDonough-$363,298; Mr. Romano-$317,893; and Mr. Rich-$317,893. These amounts were deducted from the 2010 retention awards in accordance with the terms of the awards. See “-Compensation Discussion and Analysis”. Amounts shown also exclude actual amounts paid under the 2009 and 2010 restricted stock units in March 2011 as follows: Mr. Miller-$325,323; Mr. McDonough-$86,414; and Mr. Rehnberg-$71,737. See “-Option Exercises and Stock Vested”.

(3)           Amounts shown are based on actual performance as of December 31, 2010 for the 2009-2011 and 2010-2012 performance shares and performance units. These amounts include 100% of the 2011 restricted stock units and accumulated dividend equivalents. See “-Restricted Stock Units”.

(4)          All amounts shown are valued at 100% of target. These amounts include 100% of the 2011 restricted stock units and accumulated dividend equivalents, the maximum 2010 retention awards that could have been paid and severance as set forth in the NEOs’ offer letters. See Note 2 to this table for actual amounts paid under 2010 retention awards, 2008-2010 performance share awards and 2009 and 2010 restricted stock units.

(5)           Amounts represent the actual payment to Mr. Rehnberg in November 2010 in connection with his termination, representing two times Mr. Rehnberg’s annual base salary plus annual target bonus plus his 2010 retention award.  See “-Compensation Discussion and Analysis” and “-Summary Compensation Table”.

Severance Agreements

We have no formal severance arrangements with our Named Executive Officers, other than those contained in employment offer letters or pursuant to our long-term incentive plans. Severance benefits for our Named Executive Officers, if any, are as disclosed in “-Employment Offer Letters” on page 27 or as determined by the Compensation Committee from time to time in its sole discretion.  For details regarding Mr. Rehnberg’s severance, see “-Compensation Discussion and Analysis” and “-Summary Compensation Table”.

Retention Awards

In the event of involuntary termination without cause, the 2010 retention awards would have become payable in full.  In the event of termination for cause, the 2010 retention awards would have been forfeited.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares, performance units and restricted stock units to become payable in full or in part as outlined below.

None of our Named Executive Officers would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2010.

In the event of death or disability, the Named Executive Officers or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period. For long-term incentive plan awards, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred, with an assumed performance factor of not less than 50% regardless of actual performance for performance shares only. For restricted stock units, payment is based on vested units plus the accelerated vesting of units that would have vested at the next scheduled vesting date, along with payment of accumulated dividend equivalents.

In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our long-term incentive plans within 24 months of the change in control (“qualifying events”), for outstanding performance shares and performance units, the Named Executive Officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, an assumed performance factor of 100% without regard to actual performance, and, for performance shares, based upon the greater of share price immediately prior to or on the date of the qualifying event. For restricted stock units, payment is based on the accelerated vesting of all unvested restricted stock units, and payment of the accumulated dividend equivalents.  In the event of termination for cause, all outstanding long-term incentive awards would be forfeited.

A change in control is defined as (i) a third party acquiring more than 35% of OneBeacon’s common shares (on an economic basis) and more of OneBeacon’s common shares than White Mountains owns (also on an economic basis), (ii) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (iii) OneBeacon disposing of substantially all of its assets to a third party. Upon a qualifying event following a change in control, the manager in question will vest in (i) 100% of his or her options and restricted stock units and (ii) the pro rata portion of his or her performance shares and performance units earned at the time of the termination at an assumed 100% payout percentage.

Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

COMPENSATION OF DIRECTORS

The following table summarizes the compensation paid to our directors in the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total($)
Morgan W. Davis	$91,000	—	$91,000
Lois W. Grady	$24,000	$75,000	$99,000
Richard P. Howard	$10,000	$75,000	$85,000
Ira H. Malis	$42,000	$75,000	$117,000
Lowndes A. Smith	$209,500	$75,000	$284,500
Kent D. Urness	$157,000	—	$157,000

(1)                                  Includes annual Board retainer and meeting fees. Includes Chairman of the Board retainer, Chairman of Compensation Committee retainer and Audit Committee retainer for Mr. Smith. Includes Chairman of Audit Committee retainer for Mr. Urness. Includes Audit Committee Retainer for Mr. Malis.

(2)                                  Represents annual Board retainer based upon the grant date fair value of the shares, as determined in accordance with ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9.

Our directors who are not employed by us or White Mountains are entitled to the following compensation for service on the Board of Directors and Board committees:

•                  Annual compensation of $75,000 for each member of the Board, $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman; and

•                  Each director will receive a fee of $2,000 for each meeting of the Board or meeting of any committee on which he or she serves that he or she attends.

Directors may elect to receive shares in lieu of cash for the annual retainer. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

The Audit Committee pursuant to its Charter reviews and approves all related party transactions. For purposes of the Audit Committee’s oversight responsibility, a related party transaction is defined as any transaction that is required to be disclosed in the Company’s proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or 5% or more shareholder or their immediate family members are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company’s Bye-Laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates must be approved either by a majority (a) of the disinterested directors or (b) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the Audit Committee or the disinterested directors as the case may be considers:

• the nature of the related person’s interest in the transaction; and

• the material terms of the transaction, including, without limitation, the amount and type of transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board as the case may be.

During 2010, the Audit Committee approved all transactions with related persons occurring since the beginning of the Company’s calendar year.

Transactions with Related Persons

White Mountains

Separation Agreement

In connection with the initial public offering of the Company’s common shares and a related internal reorganization, the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains (the “Separation Agreement”) to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon’s travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. Pursuant to the Separation Agreement, White Mountains generally agreed to indemnify the Company and its subsidiaries, as well as their current and former officers, directors and employees to the extent permitted by law, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business owned by the Company or its subsidiaries that, subsequent to OneBeacon’s ownership, was a subsidiary or business of White Mountains (but no longer a subsidiary or business of OneBeacon). For the year ended December 31, 2010, OneBeacon recorded expenses of $446,700 and recorded revenues of $2.4 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

Registration Rights Agreement

Also in connection with the initial public offering, the Company entered into a registration rights agreement dated November 14, 2006 with White Mountains that provides that White Mountains can demand that the Company register the distribution of its common shares owned by White Mountains (“demand” registration rights”). In addition, White Mountains has “piggyback” registration rights, which means that White Mountains may include its shares in any future registrations of the Company’s common equity securities, whether or not that registration relates to a primary offering by the Company or a secondary offering by or on behalf of any of the Company’s shareholders. These registration rights are transferable by White Mountains. The Company will pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the common shares sold by White Mountains. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of White Mountains. The Company will register sales of its common shares owned by employees and directors of White Mountains pursuant to employee share or option plans, but only to the extent such registration is required for the shares to be freely tradable.

Investment Management Agreement with White Mountains Advisors LLC

WM Advisors supervises and directs the fixed income and alternative investment portion of OneBeacon’s investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon’s investment guidelines (the “Investment Guidelines”).

Under the Master Investment Management Agreement, WM Advisors has full discretion and authority to make all investment decisions in respect of the fixed income and other investments portions of OneBeacon’s investment portfolio and, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing, subject to and in accordance with the Investment Guidelines. The assets of OneBeacon’s portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by OneBeacon and acceptable to WM Advisors. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. OneBeacon has agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $1 billion	10.0 basis points
—Next $2 billion	8.5 basis points
—Next $3 billion	7.5 basis points
—Greater than $5 billion	2.5 basis points
High Yield	25.0 basis points
Equities	100.0 basis points
Hedge Funds	100.0 basis points
Private Equities & Deferreds
First 2 years of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	100.0 basis points
Affordable housing credit funds
First year of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	10.0 basis points

Prior to October 2010, the fee schedule was as follows:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $999 million	10.0 basis points
(0.1% or 0.001)
—Next $1-$1.999 billion	8.5 basis points
—Amounts over $2 billion	7.5 basis points
High Yield Fixed Income	25.0 basis points
Hedge Funds, Limited Partnerships and Private Equities	100.0 basis points

WTM Advisors is paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets on an annual basis. OneBeacon incurred approximately $5.8 million in fees for investment management services provided by WM Advisors under this investment management agreement, including approximately $204,000 in fees related to the Company’s employee benefit plan portfolios and approximately $577,000 in treasury management fees, with respect to services rendered for the fiscal year ending December 31, 2010.  The agreement may be terminated by either party upon 60 days prior written notice.

OneBeacon U.S. Holdings, Inc. Guarantee

White Mountains has provided and, pursuant to the Separation Agreement, continues to provide an irrevocable and unconditional guarantee as to the payment of principal and interest (the “Guarantee”) on OneBeacon U.S. Holdings, Inc. (“OBH”), a wholly-owned subsidiary of the Company, formerly Fund American Companies, Inc., 5.875% Senior Notes due 2013 (the “Senior Notes”). In May 2003, OBH, formerly a subsidiary of White Mountains, issued $700 million face value of

Senior Notes through a public offering, at an issue price of 99.7%. The Senior Notes bear an annual interest rate of 5.875%, payable semi-annually in arrears on May 15 and November 15, until maturity on May 15, 2013.

In consideration of this Guarantee, OneBeacon has agreed to pay a specified fee to White Mountains in the amount of 25 basis points per annum on the outstanding principal amount of the Senior Notes. Such payment will be made on a semi-annual basis in arrears. OneBeacon has further agreed that if White Mountains’ voting interest in the Company falls below 50%, OneBeacon will redeem, exchange or otherwise modify the Senior Notes in order to fully and permanently eliminate White Mountains’ obligations under the Guarantee (the “Guarantee Elimination”). White Mountains has agreed to provide written notice to OneBeacon when its voting interest in OneBeacon has been reduced below 50%. OneBeacon shall have 180 days from the receipt of such notification to complete the Guarantee Elimination. If the Guarantee Elimination is not completed within the initial 180-day period, the Guarantee fee shall increase by 200 basis points. The Guarantee fee shall further increase by 100 basis points for each subsequent 90-day period thereafter, up to a maximum Guarantee fee of 425 basis points, until the Guarantee Elimination has been completed. All expenses associated with the elimination of the Guarantee will be borne by OneBeacon. The Company incurred $1.3 million in fees for the provision of the Guarantee for the fiscal year ended December 31, 2010.

White Mountains has a revolving credit facility which provides for borrowing up to a maximum of $475 million and which contains restrictive financial covenants. The indenture documents of the Senior Notes provide that, if White Mountains as guarantor of the Senior Notes has a payment default in excess of $25 million under a credit agreement, mortgage or similar debt agreement, there is a default under the Senior Notes. Therefore, if White Mountains were to breach its financial covenants in its revolving credit facility, an event of default would result, which would allow lenders to declare all amounts owed under the revolving credit facility to be immediately due and payable. A failure to pay the amounts owed under the revolving credit facility would permit the trustee or holders of 25% or more of the Senior Notes to declare an event of default under the indenture documents governing the Senior Notes, resulting in a required repayment of the Senior Notes. As of December 31, 2010, the White Mountains revolving credit facility was undrawn.

Esurance Insurance Services, Inc.

Claims Counsel Services

From time to time, the Company provides staff counsel services to Esurance. The Company’s staff counsel defends Esurance policyholders when the policyholders are sued by third party tort plaintiffs arising from automobile accidents. The hourly cost of the staff counsels’ time is charged to Esurance. In 2010, Esurance paid OBIC approximately $10,000 for counsel services.

Sublease

OBIC subleases to Esurance Insurance Company approximately 4,200 square feet of an approximately 14,000 square foot office facility in Brooklyn, NY. The sublease term commenced August 15, 2008 and terminates on November 29, 2014. Esurance has the option to sublease an additional 3,000 square feet of the office space if available on the same terms and conditions as the original sublease except that the monthly rental payment would increase to approximately $29,500 per month. In addition, Esurance has the right of first refusal on the remainder of the office space on terms and conditions to be agreed upon by the parties. In 2010, Esurance paid OBIC approximately $224,000 for the office space.

Sale of HCIC to Esurance Holdings, Inc.

During the third quarter of 2006, OneBeacon sold one of its inactive licensed subsidiaries, Homeland Central Insurance Company (“HCIC”), to Esurance Holdings, Inc. (“Esurance Holdings”), a subsidiary of White Mountains. HCIC was renamed Esurance Insurance Company of New Jersey (“Esurance Insurance NJ”). In connection with the sale, Esurance Holdings agreed to pay $2.85 million of the total purchase price in periodic annual installments based upon a percentage of an annually recognized tax benefit with respect to premium tax in the State of New Jersey. Because of the license held by HCIC in New Jersey, Esurance Insurance NJ is entitled to a tax benefit that results in a reduction of the amount of annual state premium tax due on premiums written in New Jersey. In March 2010, after the filing of its New Jersey premium tax return, Esurance Insurance NJ paid OneBeacon approximately $626,000.

OFAC Compliance Services Agreement between OneBeacon Insurance Company and Esurance Insurance Company

The U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) rules prohibit U.S. businesses from providing services to terrorists, drug traffickers, and others engaged in activities related to the proliferation of weapons of mass destruction and threats to the national security, foreign policy or economy of the United States in order to enforce U.S. foreign policy including economic and trade sanctions. Prior to entry into the OFAC Compliance Services Agreement in November 2009, the Company provided OFAC compliance services to Esurance Insurance Company pursuant to the Separation Agreement. The fees paid by Esurance to the Company during 2009 pursuant to the Separation Agreement are included under “Related Party Transactions—Separation Agreement” above. In November 2009, the Company entered into an OFAC Compliance Services Agreement with Esurance pursuant to which the Company will continue to assist Esurance with its compliance with OFAC rules and regulations. During 2010, Esurance paid approximately $3,150 to OneBeacon Insurance Company with respect to the provision of OFAC services under the OFAC Compliance Services Agreement.  This agreement was terminated in August 2010.

Federal Insurance Indemnity

In December 2003, White Mountains and Fund American Companies, Inc., now OBH, entered into a General Agreement of Indemnity with Federal Insurance Company (“Federal”), under which Federal agreed to execute judicial and similar bonds on behalf of White Mountains and OBH and their respective subsidiaries. Under the General Agreement of Indemnity, White Mountains and OBH agreed to jointly and severally indemnify Federal for any losses under the bonds. Included within the Separation Agreement is a provision under which each of White Mountains and the Company will indemnify the other for losses arising out of or in connection with bonds to the extent for the benefit of White Mountains or the Company, respectively. At December 31, 2010, total exposure under the General Agreement of Indemnity for outstanding bonds was $1.5 million, of which $1.4 million related to bonds issued on behalf of OBH or its subsidiaries. As of November 2006, the Company entered into a new agreement with Federal providing a similar bonding capacity to which White Mountains is not a party.

Purchase of State Premium Tax Credits

In September 2010, OneBeacon America Insurance Company, the Employers’ Fire Insurance Company and Pennsylvania General Insurance Company purchased $1.2 million of Connecticut premium tax credits from Folksamerica Specialty Underwriting, Inc. for approximately $1.0 million.

Prospector

Investment Management Agreement with Prospector Partners, LLC

Prospector supervises and directs the publicly-traded common equity and convertible securities portion of OneBeacon’s investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon’s investment guidelines.   In November 2009, the Pension Plan entered into an investment management agreement with Prospector with respect to the management of the Pension Plan assets (the “Pension IMA”). In December 2009, OneBeacon Insurance Company on behalf of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “KSOP”) entered into an investment management agreement with Prospector with respect to the management of two proprietary funds under the KSOP.  In December 2010, OneBeacon and Prospector entered into an investment management agreement pursuant to which Prospector supervises and directs the assets held in trust to fund the Company’s obligations under its frozen excess benefit plan.

Under the agreements, Prospector has discretion and authority with respect to the portfolios it manages for OneBeacon that is substantially similar to WM Advisors’ discretion and authority under its agreement. The assets of OneBeacon’s portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees.

Under the agreements, OneBeacon pays annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million. The agreements each have an initial fixed term of three years which may be extended by the Company for an additional two year term. We entered into a new investment management agreement with Prospector effective March 1, 2011 which replaces the 2006 agreement with substantially the same terms and conditions as the 2006 agreement, including an initial fixed term that expires on December 31, 2014 which may be extended for an additional two year term.  The agreements are terminable by OneBeacon only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector, (iii) if there is a change in control of Prospector (for this purpose, a change in control represents 50% or greater change in voting interest of Prospector), or (iv) if White Mountains’ voting interest in the Company falls below 50%.

The Company incurred $3.5 million in fees for investment management services provided by Prospector during the fiscal year ended December 31, 2010.

Richard P. Howard, a portfolio manager of Prospector, is a director of the Company.

Prospector Managed Limited Partnerships

At December 31, 2010, OneBeacon had $43.3 million invested in the Prospector Turtle Fund, L.P. and the Prospector Partners Fund, L.P., limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector serves as general partner and general manager of the funds and is paid a management fee by the Company. In addition, the Company allocates a portion of its earnings on the Company’s limited partnership interests to Prospector as an incentive fee. The Company incurred approximately $427,000 in management fees and approximately $407,000 in incentive fees for the year ended December 31, 2010.

Other Transactions

In October 2010, in connection with the relocation of Paul H. McDonough, the Company’s Senior Vice President and Chief Financial Officer, from the Company’s office in Canton, Massachusetts to the Company’s U.S. corporate headquarters in Minnetonka, Minnesota, the Company’s third party relocation vendor purchased on the Company’s behalf the Massachusetts residence of Mr. McDonough for $2.6 million.  The Company’s relocation vendor will market and sell the house on the Company’s behalf in the ordinary course.   See “Executive Compensation-Compensation Discussion and Analysis” and “-Summary Compensation Table.”

REPORT OF THE AUDIT COMMITTEE

In connection with the audit of the Company’s financial statements for the year ended December 31, 2010, the Audit Committee has: (1) reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”) the Company’s audited financial statements for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2010 and 2009 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to shareholders at the 2011 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.onebeacon.com.

Submitted by the Audit Committee

Kent D. Urness, Chairman

Ira H. Malis

Lowndes A. Smith

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

The Audit Committee pursuant to its policy pre-approves the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon’s financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2010 and 2009 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2010 and 2009 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2010 and 2009:

PwC Fees	2010(4)	2009(4)
Audit Fees(1)	$1,299,905	$1,412,873
Audit-Related Fees(2)	486,932	180,400
Tax Fees(3)	149,476	52,099
Total	$1,936,313	$1,645,372

(1)                                  The fees in this category were for professional services rendered in connection with (a) the audits of the Company’s annual financial statements including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (b) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (c) audits of the Company’s subsidiaries that are required by statute or regulation, and (d) services that generally only the Company’s independent registered public accounting firm reasonably can provide.

(2)                                  The fees in this category were for professional services rendered in connection with (a) employee benefit plan audits, (b) consultation on accounting and financial reporting requirements in relation to the sale of the Company’s Personal Lines business to Tower Group, Inc. (the “Personal Lines Transaction”), (c) audit of the historical financial statements and pro forma financial information related to the Personal Lines Transaction, and (d) other regulatory requirements.

(3)                                  The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)                                  (a) The fees reported include expense reimbursements of $31,836 and $26,370 in 2010 and 2009, respectively. (b) All fees shown are included in aggregate fees billed to White Mountains for services rendered by PwC during 2010 and 2009 as disclosed in White Mountains’ 2011 and 2010 Proxy Statements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2010.

	(A)	(B)	(C)
Plan Category	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights(1)(2)	Weighted average exercise Price of outstanding options, warrants and rights	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)(3)
Equity compensation plans approved by stockholders	0	$0	7,441,013
Equity compensation plans not approved by stockholders	879,784	25.47	2,870,216
Total	879,784	25.47	10,311,229

(1)                                  Includes shares underlying IPO Options granted under the OneBeacon Long-Term Incentive Plan. The material terms of the OneBeacon Long-Term Incentive Plan are described in Note 9. The IPO Options are described in footnote 4 to the Summary Compensation Table.

(2)                                  Excludes performance shares and restricted stock units granted to certain members of senior management, including the Named Executive Officers, by the Compensation Committee in February 2007 under the OneBeacon Incentive Plan and in February 2008, February 2009 and February 2010 under the 2007 Plan. Performance share awards and restricted stock units typically are settled in cash although they may be paid in shares at the discretion of the Compensation Committee. See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Summary Compensation Table”.

(3)                                  Under the 2007 Plan, includes shares remaining for issuance at target pursuant to restricted stock, restricted stock unit and performance share awards, which could result in the issuance of up to 14,941,013 shares. Under the OneBeacon Long-Term Incentive Plan, includes shares remaining for issuance at target pursuant to restricted stock and performance share awards, which could result in the issuance of up to 6,620,216 common shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% shareholders are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2010.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and related rules of the Securities and Exchange Commission require companies to solicit shareholder votes regarding executive compensation.  Accordingly, Company shareholders may vote to approve, on a non-binding basis, the executive compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement in the Summary Compensation Table, the other compensation tables, and the Compensation Discussion and Analysis.

The results of this vote are non-binding.  However, management and the Board expect to take into account the results of the vote when considering future executive compensation decisions.

As described in more detail in the Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to support the Company’s primary objective of maximizing shareholder value over long periods of time.  Management and the Compensation Committee design executive compensation programs to be competitive to enable the Company to attract and retain talent, to pay for performance, and to align with shareholder interests.  Accordingly, a large percentage of the compensation of our named executive officers is long-term and performance-based.  We believe that our overall executive compensation program, with its balance of short-term cash compensation and emphasis on longer-term cash and stock compensation tied to performance of the Company, is well-designed and is appropriately aligned with shareholder interests.

The Board recommends a vote FOR Proposal 2 approving the executive compensation of the named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank and related SEC rules also require the Company to solicit a shareholder vote on a non-binding basis regarding the frequency with which the Company will solicit a shareholder vote regarding executive compensation.  Accordingly, Company shareholders may vote whether they prefer an advisory vote once every one, two or three years.  You also may choose to abstain from voting on this proposal.

The results of this vote are non-binding.  However, management and the Board expect to take into account the results of the vote when considering when next to solicit shareholders regarding this matter.  The Board expects to implement the frequency which receives the greatest level of support from our shareholders.

PROPOSAL 4

AMENDMENT TO ONEBEACON LONG-TERM INCENTIVE PLAN (2007)

Overview

Shareholders are being asked to approve an amendment to the OneBeacon Long-Term Incentive Plan (2007) (the “2007 Plan”) to allow the Compensation Committee of the Board of Directors of the Company (the “Committee”) to grant T. Michael Miller, the Company’s President and Chief Executive Officer, a restricted stock award of 630,000 shares in May 2011 subject to shareholder approval.

In February 2011, the Committee determined that, subject to shareholder approval, it would grant Mr. Miller 630,000 shares of restricted stock.  The Committee has determined that this one-time award is an appropriate incentive to secure Mr.

Miller’s continued services for an extended period of time as well as further align Mr. Miller’s interests with the interests of shareholders over the long term.  In the event that such restricted stock award is made, the Committee expects to reduce the number of performance shares to be granted to Mr. Miller in the future to take into account the value of such restricted stock award.

In order to enable the Committee to grant Mr. Miller the restricted stock award, the Board of Directors approved an amendment to the 2007 Plan subject to shareholder approval.  Currently, the 2007 Plan is structured to allow a maximum award of 500,000 shares of restricted stock to any one employee during any calendar year.   In order to allow for the grant of restricted stock to Mr. Miller immediately following the Annual General Meeting on May 25, 2011, the per person annual limit of 500,000 shares of restricted stock must be increased to allow for the one-time grant of 630,000 shares of restricted stock to Mr. Miller.   This amendment to the 2007 Plan is for the sole purpose of allowing the proposed award to be made to Mr. Miller, and no other such grants would be permitted by this amendment to the 2007 Plan.

Description of the 2007 Plan

Awards.   The 2007 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

Administration.   The Committee administers the 2007 Plan and has the authority to select employees to receive awards under the 2007 Plan, determine the type, size and terms of awards granted under the 2007 Plan, interpret the 2007 Plan and related awards and establish, amend and rescind rules and regulations relating to the 2007 Plan.

Shares.   A maximum of 7,500,000 Class A common shares, par value $.01 per share, may be issued as restricted stock awards or granted at target pursuant to awards made under the 2007 Plan, with up to 15,000,000 shares actually issuable if all performance awards granted pay out at 200% of target.

Eligibility.   Any director or key employee of the Company or any of its subsidiaries designated by the Committee who has executed the Company’s form of Confidentiality and Non-Solicitation Agreement is eligible to receive an award under the 2007 Plan.  There are presently approximately 150 employees who are participants under the 2007 Plan and who hold stock options, restricted stock units, performance shares and/or performance units.

Options and Stock Appreciation Rights.   Options granted under the 2007 Plan may be non-qualified options or incentive stock options and are granted to eligible employees for no consideration. Options may be granted in tandem with stock appreciation rights or performance shares. An employee cannot receive options and stock appreciation rights on more than 1,000,000 shares during any one year.

The exercise price of each share covered by an option will be not less than the greater of the fair market value of a share as of the date the option is granted or the par value of a share, provided that the exercise price of each share of an incentive share option granted to certain employees with large shareholdings in the Company cannot be less than 110% of the fair market value of a share on the date the option is granted. Each option becomes vested and exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the option agreement. Except in the event of an option holder’s death, disability or retirement or except as determined by the Board, each option will expire immediately, without any payment, upon the earlier of (1) the tenth anniversary of the option’s grant date and (2) three months after the holder’s termination of employment. Shares will not be delivered pursuant to an option’s exercise until the option holder pays the exercise price in full. Payment of the exercise price may be made in cash or check, by cashless exercise or by exchanging Shares owned by the option holder or a combination of these methods.

There are no U.S. federal tax consequences to option holders, the Company or its subsidiaries in connection with the grant of an option. Upon the exercise of non-qualified options, option holders will generally be subject to U.S. federal taxation on the aggregate difference in value between the option exercise price and the fair market value of the shares with respect to which the option is exercised. That amount should be deductible for U.S. federal tax purposes with respect to employees of subsidiaries of the Company that are incorporated in the United States. A holder of an incentive stock option is generally not subject to U.S. federal taxation, and the Company and its subsidiaries are generally not entitled to a U.S. federal tax deduction, upon its exercise if the Shares obtained upon exercise are held for a specified period of time. Because the Company is incorporated in Bermuda, it cannot take a U.S. federal tax deduction in respect of options exercised by employees to the extent the options are granted as part of compensation for services performed under an employment agreement with the Company.

Stock appreciation rights can only be granted in tandem with options and give the holder the right to receive, in exchange for the cancellation of the option on the number of shares with respect to which the stock appreciation right is exercised, a payment in an amount equal to the aggregate difference between the applicable exercise price and the fair market value of common shares with respect to which the right is exercised (which for this purpose only cannot exceed 150% of the applicable exercise price). Stock appreciation rights may be settled in cash or shares.

Restricted Stock.   The Committee may award shares of restricted stock, which are shares that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during a period designated by the Committee (the “restricted period”). Subject to the proposed amendment to allow for a one-time grant of 630,000 of restricted stock to Mr. Miller, an employee cannot receive more than 500,000 shares of restricted stock during any one year. The Company may purchase the shares subject to an award of restricted stock at any price specified by the Committee at the time of grant if the holder’s employment with the Company terminates before the end of the applicable restricted period for a reason other than death, disability or, in the discretion of the Board, retirement or other voluntary termination.

Restricted Stock Units.  The Committee may award restricted stock units that represent the value of shares of stock and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during a period designated by the Committee (the “restricted period”).  An employee cannot receive more than 500,000 restricted stock units during any one year reduced by the number of any performance shares granted for such performance period. If the holder’s employment with the Company terminates before the end of the applicable restricted period for a reason other than death, disability or, in the discretion of the Board, retirement or other voluntary termination, the restricted stock units shall be cancelled.

Performance Shares and Performance Units.   Performance shares are awards of phantom shares, some or all of which are earned if performance goals established by the Committee at the time of grant are satisfied over a specified award period. Based on the level of performance against established goals, the number of performance shares earned can range from 0% to 200% of the number of target shares originally granted. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of award shares earned with respect to the award period multiplied by the fair market value of a share on the date of payment. Performance shares are typically paid in cash, though they may be paid in shares at the election of the Committee. The maximum amount of compensation that can be earned by an employee pursuant to an award of performance shares with respect to any particular award period of one year or more cannot exceed the value of 500,000 shares.

The 2007 Plan also provides for the grant of performance units. Performance units are awards of phantom units that are paid out if performance goals established by the Compensation Committee at the time of grant are satisfied over a specified award period. Based on the level of performance against established goals, the number of performance units earned can range from 0% to 200% of the number of target units originally granted. The value earned by an employee pursuant to an award of performance units is equal to the number of performance units earned over the award period multiplied by the unit value determined by the Committee, which is generally $100, increased by the percentage growth in value of the Company, any of its subsidiaries or any combination thereof over the award period. The maximum amount of compensation that can be earned by an employee with respect to an award of performance units during any award period of one year or more cannot exceed $25,000,000. Awards of performance shares and performance units are generally forfeited if any employee terminates employment with the Company and its subsidiaries prior to the end of the award period for any reason other than death, disability or retirement.

The performance goals that may be selected by the Committee with respect to performance share and performance unit awards are based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; and (xxiii) economic value per Share; (xxiv) underwriting return on capital; and (xxv) underwriting return on equity. The foregoing criteria may, as determined by the Committee, relate to the Company, one or more of its subsidiaries or divisions, units, partnerships, joint ventures, minority investments, product lines or products, or any combination of the foregoing and may be applied on an absolute basis and/or be relative to one or more peer companies or indices or any combination thereof. At the time of an award of performance shares or performance units, the Committee establishes specific performance objectives that must be achieved with respect to the selected performance goal over the specified award period to earn some or all of a performance share or performance unit award. The Committee may calculate the relevant performance objective without regard to extraordinary items.

The Committee may settle performance share or performance unit awards earned by an employee in cash or shares.

Change in Control.   In the event of certain terminations of an employee’s employment with the Company or certain adverse changes to the 2007 Plan, in each case within 24 months of a Change in Control (as defined in the 2007 Plan), stock options held by the employee immediately vest and become exercisable, awards of restricted stock held by the employee immediately vest and become unrestricted and the employee becomes entitled to a payment (as specified in the 2007 Plan) with respect to performance share or performance unit awards granted prior to the Change in Control.

Certain Transactions.   The Committee may make equitable changes in the terms of outstanding awards granted under the 2007 Plan or in the number of shares issuable under an award or under the 2007 Plan in the event of any change in the Company’s outstanding shares by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event.

Amendment.   The Board may amend the 2007 Plan at any time, but no such amendment may, without the approval of the Company’s shareholders (except as described under “Certain Transactions”, above) increase the number of shares that may be issued under the 2007 Plan or change the class of employees eligible to participate in the 2007 Plan.

Limitation on Company’s Deduction.   Under Section 162(m) of the Code, the U.S. federal tax deduction for the Company’s domestic subsidiaries for all compensation paid to certain highly paid executive officers of the Company or its subsidiaries in any one year is limited to $1,000,000 per officer. Compensation that qualifies as “performance-based compensation” is exempt from this deduction limitation. Compensation may qualify as “performance-based compensation” for purposes of Code Section 162(m) if, among other conditions, the vesting and payment of the compensation is contingent upon the achievement of pre-established performance goals that are set with reference to performance criteria that have been approved by Members. Under Code Section 162(m), the performance criteria generally must be submitted to and approved by shareholders at least every five years. If the performance criteria are not approved by shareholders, the U.S. federal income tax deduction for some or all of the value of certain awards that may be granted under the 2007 Plan may not be allowed. The Company believes that an officer’s exercise of options or stock appreciation rights and amounts earned by an officer pursuant to performance share or performance unit awards should be exempt from this limitation. However, it is possible that in certain circumstances deductions arising from these awards would be subject to disallowance under Section 162(m) of the Code.  The U.S. federal income tax deductions arising from restricted stock awards earned by an officer, including the proposed award to Mr. Miller, are generally subject to disallowance under Section 162(m).

A complete copy of the 2007 Plan is included in this proxy statement as Appendix A.

Description of the Proposed Award to Mr. Miller

The Committee proposes to grant Mr. Miller 630,000 shares of restricted stock, subject to shareholder approval, one quarter of which will vest on each of February 22, 2014, 2015, 2016 and 2017.  The February vesting dates were chosen to align this award with Mr. Miller’s other performance share and unit awards.  The award is conditioned upon the forfeiture by Mr. Miller of 35,000 performance shares granted to him in February 2011.  In addition, in the event that such restricted stock award is made, the Committee expects to reduce the number of performance shares to be granted to Mr. Miller in the future to take into account the value of such restricted stock award.

In the event of a Change in Control, the restricted stock award would fully vest if Mr. Miller is terminated other than for cause, is demoted or suffers a material reduction in his compensation opportunity within 24 months of the Change in Control.  In addition, the award would vest following a Change in Control if Mr. Miller is required to commute to another office for more than 18 months or is required to relocate his principal residence.  Other than following a Change in Control, in the event of voluntary termination or termination for cause, Mr. Miller would forfeit all unvested shares. In addition, if Mr. Miller is terminated without cause, the restricted shares would vest pro-rata based on the period of time from the grant date through Mr. Miller’s termination date, with a minimum vesting of 50%, taking into account already vested shares, in lieu of any severance payments.

As a recipient of long-term incentive grants from the Company, Mr. Miller is subject to a confidentiality and non-solicitation agreement.  The agreement includes provisions that, for a period of 12 months following the termination of his employment for any reason, prohibit him from soliciting customers or certain potential customers of the Company and from soliciting or hiring its employees.

Shareholders are being asked to approve an amendment to the 2007 Plan to allow for the one-time grant of 630,000 restricted shares to Mr. Miller in excess of the 500,000 per person per year cap on restricted stock awards currently in the 2007 Plan.  Should shareholders approve the amendment at the 2011 Annual Meeting on May 25, 2011, the Compensation Committee intends to grant the shares to Mr. Miller immediately following the adjournment of the 2011 Annual Meeting.

The Board recommends a vote FOR Proposal 4 to approve the amendment to the Company’s 2007 Long-Term Incentive Plan in order to grant 630,000 shares of restricted stock to Mr. Miller.

PROPOSAL 5

APPROVAL OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2011. Further, shareholders are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2011. Representatives from PwC will attend the 2011 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

PwC has served as the Company’s independent registered public accounting firm for the past 5 years and as White Mountains’ registered public accounting firm for the past 11 years.

The Board recommends a vote FOR Proposal 5 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2011.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR the election of the Company’s Class II directors and For Proposals No. 2, 4 and 5 named earlier in this proxy statement.  If you hold shares through a bank, broker or nominee, please refer to “Important Voting Information” on page 4 of this Proxy Statement for more information regarding how your shares will be voted if you do not specifically instruct your bank, broker or nominee with respect to the ballot items other than Proposal No. 5.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2011 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2011 Annual Meeting, in person or by proxy, provided a quorum is present.

Inspector of Election

Wells Fargo Shareowner Services has been appointed as Inspector of Election for the 2011 Annual Meeting. Representatives of Wells Fargo will attend the 2011 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to shareholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In the future, we will send only one annual report and proxy statement to shareholders sharing the same address unless we receive instructions to the contrary from any shareholder at that address. Those shareholders who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Secretary at the address in this proxy statement. You also may request copies of our annual disclosure documents on our web site at www.onebeacon.com.

Availability of Proxy Materials and Annual Report

The Company’s audited financial statements for the year ended December 31, 2010, as approved by the Company’s Board of Directors, will be presented at the 2011 Annual Meeting. This proxy statement and our 2010 Annual Report are also available on our web site at www.onebeacon.com under the heading “Investor Relations.” Most shareholders can elect to view future proxy statements and annual reports, as well as vote their common shares, over the internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents. If you hold shares through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold shares through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the internet address for use in accessing our proxy statement and annual report.

Proposals by Shareholders for the 2012 Annual General Meeting of Shareholders

Shareholder proposals (other than proposals nominating director candidates for which the procedures are outlined on page 10) must be received in writing by the Secretary of the Company no later than December 26, 2011 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company’s proxy statement relating to the Annual General Meeting to be held in 2012.

Other Matters

Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2010 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jane E. Freedman, Secretary

Appendix A

OneBeacon Long-Term Incentive Plan (2007)

1.             PURPOSE

The purpose of the OneBeacon Long-Term Incentive Plan (the “Plan”) is to advance the interests of OneBeacon Insurance Group, Ltd. (the “Company”) and its stockholders by providing the ability to grant long-term incentives to certain key employees and directors of the Company and of its subsidiaries.

2.             ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company;  provided that each member of the Committee qualifies as (a) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event that any member of the Committee does not so qualify, the Plan shall be administered by a sub-committee of Committee members who do so qualify.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

The Committee shall have exclusive authority to select the employees and directors to be granted awards under the Plan (“Awards”), to determine the type, size and terms of the Awards and to prescribe the form of the instruments embodying Awards.  With respect to Awards made to directors, the Committee shall, and with respect to employees may, specify the terms and conditions applicable to such Awards in an Award agreement. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan.  In connected with any Award, the Committee in its sole discretion may provide for vesting provisions that are different from the default vesting provisions that are contained in the Plan and such alternative provisions shall not be deemed to conflict with the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect.  Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.  The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.  The Committee, in its discretion and subject in all instances to applicable law, may delegate to one or more directors or committees of the Board of Directors all or part of the Committee’s authority and duties with respect to administering the Plan and granting Awards.  No member of the Company shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3.             AWARDS

(a)           Eligible Participants.  Any employee or director of the Company or any of its subsidiaries who has executed a OneBeacon Confidentiality and Nonsolicitation Agreement is eligible to receive an Award hereunder.  The Committee shall select which eligible employees, or directors shall be granted Awards hereunder.  No employee or director shall have a right to receive an Award hereunder and the grant of an Award to an employee or director shall not obligate the Committee to continue to grant Awards to such employee or director in subsequent periods.

(b)           Type of Awards.  Awards shall be limited to the following six types: (i) “Stock Options,” (ii) “Stock Appreciation Rights,” (iii) “Restricted Stock,” (iv) “Restricted Stock Units,” (v) “Performance Shares,” and (vi) “Performance Units.”  Stock Options, which include “Incentive Stock Options” and other stock options or combinations thereof, are rights to purchase shares of Common Stock of the Company (“Shares”).  A Stock Appreciation Right is a right to receive, without payment to the Company, cash and/or Shares in lieu of the purchase of Shares under the Stock Option to which the Stock Appreciation Right relates.

(c)           Maximum Number of Shares That May Be Issued.  A maximum of 7,500,000 Shares (subject to adjustment as provided in Section 14) may be issued as Restricted Stock awards or granted at target pursuant to Awards made under the Plan and, accordingly, up to 15,000,000 Shares (subject to adjustment as provided in Section 14) may be issued by the Company in satisfaction of its obligations with respect to such Award grants.  For purposes of the foregoing, the exercise of a Stock Appreciation Right shall constitute the issuance of Shares equal to the Shares covered by the related Stock Option.  If any Shares issued as Restricted Stock shall be repurchased pursuant to the Company’s option described in Section 5 below, or if any Shares issued under the Plan shall be reacquired pursuant to restrictions imposed at the time of issuance, such Shares may again be issued under the Plan.

(d)           Rights With Respect to Shares.

(i)            A participant to whom Restricted Stock has been issued shall have prior to the expiration of the Restricted Period or the earlier repurchase of such Shares as herein provided, ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject, however, to the options, restrictions and limitations imposed thereon pursuant hereto.

(ii)           A participant to whom Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares or Performance Units are granted (and any person succeeding to such participant’s rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Shares issuable pursuant to thereto until the date of the issuance of a stock certificate (whether or not delivered) therefor.  Except as provided in Section 5 or 14, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) the record date for which is prior to the date such stock certificate is issued.

(iii)          The Company, in its discretion, may hold custody during the Restricted Period of any Shares of Restricted Stock.

(e)           Release Condition.  Except as otherwise determined by the Committee, if a participant’s employment terminates before the payment, exercise, settlement or removal of restrictions with respect to an Award, any subsequent payment, exercise, settlement or removal of restrictions shall be conditioned upon the participant signing a release provided by the Committee as consideration for such payment, exercise, settlement or removal of restrictions.  If a participant’s employment is terminated due to a reduction in force before the payment, exercise, settlement or removal of restrictions with respect to an Award, any subsequent payment, exercise, settlement or removal of restrictions shall also be conditioned upon the participant signing any agreement and release provided to the participant at the time of the termination of employment and within the time period specified in any such agreement and release.

4.             STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Committee may grant to participants Stock Options (including, in its discretion, Stock Appreciation Rights).  The maximum number of Shares with respect to which Stock Options and Stock Appreciation Rights (not including Stock Appreciation Rights attached to Stock Options) may be issued to a participant in one year is 1,000,000.  Each Stock Option shall comply with the following terms and conditions:

(a)           The per Share exercise price shall not be less than the greater of (i) the fair market value per Share at the time of grant, as determined in good faith by the Committee, or (ii) the par value per Share.  However, the exercise price of an Incentive Stock Option granted to a participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a subsidiary (a “Ten Percent Participant”) shall not be less than the greater of 110% of such fair market value, or the par value per Share.

(b)           The Committee shall initially determine the number of Shares to be subject to each Stock Option.  The number of Shares subject to a Stock Option will subsequently be reduced on a Share-for-Share basis to the extent that Shares under such Stock Option are used to calculate the cash and/or Shares received pursuant to exercise of a Stock Appreciation Right attached to such Stock Option.

(c)           The Stock Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

(d)           The Stock Option shall not be exercisable:

(i)            after the expiration of ten years from the date it is granted (or such earlier date specified in the grant of the Stock Option) and may be exercised during such period only at such time or times as the Committee may establish;

(ii)           unless payment in full is made for the Shares being acquired thereunder at the time of exercise (including any federal, state or local income or other taxes which the Committee determines are required to be withheld in respect of such shares); such payment shall be made (A) in United States dollars by cash or check, (B) by tendering to the Company Shares owned by the person exercising the Stock Option and having a fair market value equal to the cash exercise price thereof, such fair market value to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations, (C) by the Company delivering for sale to a registered securities broker acceptable to the Company a number of the Shares being acquired by the person exercising the Stock Option being sufficient, after brokerage commissions and, if the participant so elects, withholding obligations, to cover the cash exercise price thereof, together with instructions to the broker to remit to the Company the aggregate exercise price and the remainder to the participant, or (D) by a combination of United States dollars and Shares pursuant to (A), (B) and/or (C) above;

(iii)          by participants who were employees of the Company or one of its subsidiaries at the time of the grant of the Stock Option unless such participant has been, at all times during the period beginning with the date of grant of the Stock Option and ending on the date three months prior to such exercise, an officer or employee of the Company or a subsidiary, or of a corporation, or a parent or subsidiary of a corporation, issuing or assuming the Stock Option in a transaction to which Section 424(a) of the Code is applicable, except that:

(A)          if such person shall cease to be an officer or employee of the Company or one of its subsidiary corporations solely by reason of a period of Related Employment as defined in Section 9, he may, during such period of Related Employment (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), exercise such Stock Option as if he continued to be such an officer or employee; or

(B)           if an optionee shall become disabled as defined in Section 8 he may, at any time within three years of the date he becomes disabled (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), exercise the Stock Option with respect to (i) any Shares as to which he could have exercised the Stock Option on the date he became disabled and (ii) if the Stock Option is not fully exercisable on the date he becomes disabled, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the next date on which additional Shares were scheduled to become exercisable under the Stock Option; or

(C)           if an optionee shall die while holding a Stock Option, his executors, administrators, heirs or distributees, as the case may be, at any time within one year after the date of such death (but in no event after the Stock Option has expired under the provisions of Section 4(d)(i) hereof), may exercise the Stock Option with respect to (i) any Shares as to which the decedent could have exercised the Stock Option at the time of his death, and if the Stock Option is not fully exercisable on the date of his death, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the next date on which additional Shares were scheduled to become exercisable under the Stock Option; provided, however, that if death occurs during the three-year period following a disability as described in Section 4(d)(iii)(B) hereof or any period following a voluntary termination (including retirement) in respect of which the Committee has exercised its discretion to grant continuing exercise rights as provided in Section 4(d)(iii)(D) hereof, the Stock Option shall not become exercisable as to any Shares in addition to those as to which the decedent could have exercised the Stock Option at the time of his death; or

(D)          if such person shall voluntarily terminate his employment with the Company (including retirement), the Committee, in its sole discretion, may determine that the optionee may exercise the Stock Option with respect to some or all of the Shares subject to the Stock Option as to which it would not otherwise be exercisable on the date of his voluntary termination provided, however, that in no event may such exercise take place after the Stock Option has expired under the provisions of Section 4(d)(i) hereof.

(e)           The aggregate market value of Shares (determined at the time of grant of the Stock Option pursuant to Section 4(a) of the Plan) with respect to which Incentive Stock Options granted to any participant under the Plan are exercisable for the first time by such participant during any calendar year may not exceed the maximum amount permitted under Section 422(d) of the Code at the time of the Award grant.  In the event this limitation would be exceeded in any year, the optionee may elect either (i) to defer to a succeeding year the date on which some or all of such Incentive Stock Options would first become exercisable or (ii) convert some or all of such Incentive Stock Options into non-qualified Stock Options.

(f)            If the Committee, in its discretion, so determines, there may be related to the Stock Option, either at the time of grant or by amendment, a Stock Appreciation Right which shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall impose, including the following:

(i)            A Stock Appreciation Right may be exercised only:

(A)          to the extent that the Stock Option to which it relates is at the time exercisable, and

(B)           if

(1)           in the case of a Stock Option other than an Incentive Stock Option only, such Stock Option will expire by its terms within 30 days (90 days if the optionee is at the time an officer of the Company who is required to file reports pursuant to Section 16(a) of the Exchange Act);

(2)           the optionee has become disabled or ceased to be an officer or employee by reason of his retirement with the approval of the Committee in its sole discretion; or

(3)           the optionee has died.

However, if the Stock Option to which the Stock Appreciation Right relates is exercisable and if the optionee is at the time an officer of the Company who is required to file reports pursuant to Section 16(a) of the Exchange Act, the Stock Appreciation Right may, subject to the approval of the Committee, be exercised during such periods, as may be specified by the Committee;

(ii)           A Stock Appreciation Right shall entitle the optionee (or any person entitled to act under the provisions of Section 4(d)(iii)(C) hereof) to surrender unexercised the related Stock Option (or any portion of such Option) to the Company and to receive from the Company in exchange therefor that number of Shares having an aggregate market value equal to the excess of the market value of one Share (provided that, if such value exceeds 150% of the per share exercise price specified in such Stock Option, such value shall be deemed to be 150% of such Stock Option price) over the exercise price of such Stock Option price per share, times the number of Shares subject to the Stock Option, or portion thereof, which is so surrendered.  The Committee shall be entitled to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash equal to the aggregate value of the Shares it would otherwise be obligated to deliver or partly by the payment of cash and partly by the delivery of Shares.  Any such election shall be made within 15 business days after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right.  The market value of a Share for this purpose shall be the market value thereof on the last business day preceding the date of the election to exercise the Stock Appreciation Right, provided that if notice of such election is received by the Committee more than three business days after the date of such election (as such date of election is stated in the notice of election), the Committee may, but need not, determine the market value of a Share as of the day preceding the date on which the notice of election is received;

(iii)          No fractional Shares shall be delivered under this Section 4(f), but in lieu thereof a cash adjustment shall be made; and

(iv)          In the case of a Stock Appreciation Right attached to an Incentive Stock Option, such Stock Appreciation Right shall only be transferable when such Incentive Stock Option is transferable pursuant to Section 4(c) hereof.

(g)           Notwithstanding anything herein to the contrary, in the event a Change in Control as defined in Section 10(a) occurs and within 24 months thereafter: (A) there is a Termination Without Cause, as defined in Section 11, of an optionee’s employment; or (B) there is a Constructive Termination as defined in Section 12, of an optionee’s employment; or (C) there occurs an Adverse Change in the Plan, as defined in Section 13, in respect of an optionee affecting any Award held by such optionee and if the optionee then holds a Stock Option,

(A)          in the case of a Termination Without Cause or a Constructive Termination, the optionee may exercise the entire Stock Option, at any time within 30 days of such Termination Without Cause or such Constructive Termination (but in no event after the option has expired under the provisions of Sections 4(d)(i)), and

(B)           in the case of an Adverse Change in the Plan, the optionee may exercise the entire Stock Option at any time after such Adverse Change in the Plan in respect of him and prior to the date 30 days following his termination of employment as a result of a Termination Without Cause or a Constructive Termination (but in no event after the option has expired under the provisions of Section 4(d)(i)).

5.             RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a)           The Committee may grant to participants Restricted Stock and/or Restricted Stock Unit Awards.  A Restricted Stock Award shall consist of a Share issued or transferred to participants which is subject to transferability restrictions and/or a substantial risk of forfeiture.  A Restricted Stock Unit Award shall entitle a Participant to receive, without payment to the Company, an amount equal to the value of one Share, if the terms and conditions specified herein and in the Restricted Stock Unit Award agreement are satisfied.

(b)           Each Award of Restricted Stock shall comply with the following terms and conditions:

(i)            The Committee shall determine the number of Shares of Restricted Stock to be issued to a participant, up to a maximum of 500,000 Shares of Restricted Stock to a participant in one year.

(ii)           Shares of Restricted Stock issued may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period from the date on which the Award is granted until the Award vests in accordance with the terms established by the Committee (the “Restricted Period”).  The Company shall have the option to repurchase the Shares of Restricted Stock at such price as the Committee shall have fixed, in its sole discretion, when the

Award was made, which option will be exercisable if the participant’s continuous employment with the Company or a subsidiary shall terminate for any reason, except solely by reason of an event described in Section 5(b)(iii) or (iv), prior to the expiration of the Restricted Period or the earlier lapse of the option.  Such option shall be exercisable on such terms, in such manner and during such period as shall be determined by the Committee when the Award is made.  Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to the foregoing option and other restrictions.  Any attempt to dispose of any such Shares in contravention of the foregoing option and other restrictions shall be null and void and without effect.  If Shares issued pursuant to a Restricted Stock Award shall be repurchased pursuant to the option described above, the participant to whom the Award was granted, or in the event of his death after such option becomes exercisable, his executor or administrator, shall forthwith deliver to the Secretary of the Company any certificates for the Shares awarded to the participant, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.  If the option described above is not exercised by the Company, such option and the restriction imposed pursuant to the first sentence of this Section 5(b)(ii) shall terminate and be of no further force and effect.  Notwithstanding anything to the contrary in this Section 5(b)(ii), neither any Restricted Period nor any option shall lapse to the extent the Company or any subsidiary would be unable to take a deduction with respect to such lapse by reason of Section 162(m) of the Code.

(iii)          If a participant who has been in the continuous employment of the Company or of a subsidiary shall:

(A)          die or become disabled (as defined in Section 8) during the Restricted Period, the option of the Company to repurchase (and any and all other restrictions on) a pro rata portion of the Shares awarded to him under such Award shall lapse and cease to be effective as of the date on which his death or disability occurs. The participant shall be entitled to a pro rata portion of Shares be determined as follows: (A) the number of Shares awarded under the Award multiplied by (B) a percentage, the numerator of which is equal to the number of full or partial months from the beginning of the Restricted Period through the date of death or disability and the denominator of which is equal to the number of months in the Restricted Period.

(B)           voluntarily terminate his employment with the Company (including retirement) during the Restricted Period, the Committee may determine that all or any portion of the option to repurchase and any and all other restrictions on some or all of the Shares awarded to him under such Award, if such option and other restrictions are still in effect, shall lapse and cease to be effective as of the date on which such voluntary termination or retirement occurs.

(iv)          In the event within 24 months after a Change in Control as defined in Section 10(a) and during the Restricted Period:

(A)          there is a Termination Without Cause, as defined in Section 11, of the employment of a participant;

(B)           there is a Constructive Termination, as defined in Section 12, of the employment of a participant; or

(C)           there occurs an Adverse Change in the Plan, as defined in Section 13, in respect of a participant, then the option to repurchase (and any and all other restrictions on) all Shares awarded to him under his Award shall lapse and cease to be effective as of the date on which such event occurs.

(c)          Each Award of Restricted Stock Units shall comply with the following terms and conditions:

(i)            The Committee shall determine the target number of Restricted Stock Units to be granted to a participant.  The maximum number of Restricted Stock Units that may be earned by a participant for any single award period (“Award Period”) of one year or longer shall not exceed 500,000, reduced by the number of any Performance Share Awards granted under Section 6 for such Performance Period.

(ii)           Each Restricted Stock Unit will represent one Share and the value of such Share shall be credited to a notional account maintained by the Company.  At the sole discretion of the Committee, an Award Agreement may provide that each Restricted Stock Unit shall also entitle the holder to an amount equal to the value of dividends paid in respect of one Share during the period the Restricted Stock Unit is outstanding, which amount shall also be credited to the notional account.

(iii)          Restricted Stock Units may be subject to such terms and conditions as the Committee determines appropriate, including, but not limited to, service-based vesting requirements and/or performance objectives.  Any such performance objectives (“Performance Objectives”) shall be approved by the Committee (i) while the outcome for each designated performance period (“Performance Period”) is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the Performance Objective relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant Performance Period.  The Performance Objectives established with respect to a Restricted Stock Unit Award shall be specific performance targets established by the Committee with respect to one or more of the following criteria selected by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; (xxiii) economic value per Share, (xxiv) underwriting return on capital and (xxv) underwriting return on equity.  The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Objectives may be calculated without regard to extraordinary items.

(iv)          The Award Period in respect of any grant of a Restricted Stock Unit shall be such period as the Committee shall determine.  An Award Period may contain a number of separate Performance Periods as designated by the Committee.

(v)           Except as otherwise provided in a Restricted Stock Unit Award agreement (including in accordance with Sections 5(c)(vi) and (vii)), Restricted Stock Units shall be canceled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period.

(vi)          At the sole discretion of the Committee, a Restricted Stock Unit Award agreement may provide that, if a participant who has been in the continuous employment of the Company or of a subsidiary shall

(A)          die or become disabled (as defined in Section 8) during the Award Period, any and all restrictions on a pro rata portion of the Shares awarded to him under such Award shall lapse and cease to be effective as of the date on which his death or disability occurs. The participant shall be entitled to a pro rate portion of Shares to be determined as follows: (A) the number of Shares awarded under the Award multiplied by (B) a Performance Factor of 100% multiplied by (C) a percentage, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of death or disability and the denominator of which is equal to the number of months in the Award Period; or

(B)           voluntarily terminate his employment with the Company (including retirement) during the Award Period, the Committee may determine that any and all restrictions on some or all of the Shares awarded to him under such Award, if such option and other restrictions are still in effect, shall lapse and cease to be effective as of the date on which such voluntary termination or retirement occurs.

(vii)         At the sole discretion of the Committee, a Restricted Stock Unit Award agreement may provide that, in the event within 24 months after a Change in Control as defined in Section 10(a) and during the Award Period:

(A)          there is a Termination Without Cause, as defined in Section 11, of the employment of a participant;

(B)           there is a Constructive Termination, as defined in Section 12, of the employment of a participant; or

(C)           there occurs an Adverse Change in the Plan, as defined in Section 13, in respect of a participant, then any and all restrictions on all Shares awarded to him under his Award shall lapse and cease to be effective as of the date on which such event occurs.

(viii)        As soon as practicable after the end of each Performance Period, the Committee shall determine and certify in writing the extent to which the terms and conditions of the Restricted Stock Unit have been satisfied (including, if applicable, the extent to which any applicable Performance Objectives have been achieved).

(ix)           Unless payment is deferred in accordance with Section 21, the Committee shall cause an amount equal to the value of the Restricted Stock Units earned by the participant to be paid to him or his beneficiary no later than 2 1/2 months after the end of the Company’s fiscal year in which such Restricted Stock Units are earned.   Restricted Stock Units may be settled in cash, in Shares or partly in cash and partly in Shares as determined by the Committee.

6.            PERFORMANCE SHARES

The grant of a Performance Share Award to a participant will entitle him to receive, without payment to the Company, all or part of a specified amount (the “Actual Value”) determined by the Committee, if the terms and conditions specified herein and in the Award are satisfied.  Payment in respect of an Award shall be made as provided in Section 6(h).  Each Performance Share Award shall be subject to the following terms and conditions:

(a)           The Committee shall determine the target number of Performance Shares to be granted to a participant.  The maximum number of Performance Shares that may be earned by a participant for any single Award Period of one year or longer shall not exceed 500,000, reduced by the number of any Restricted Stock Unit Awards granted under Section 5 for such Award Period.  Performance Share Awards may be granted in different classes or series having different terms and conditions.

(b)           The Actual Value of a Performance Share Award shall be the product of (i) the target number of Performance Shares subject to the Performance Share Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Share Award and (iii) the market value of a

Share on the date the Award is approved and becomes payable to the participant.  The “Performance Percentage” applicable to a Performance Share Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period.  The method for determining the applicable Performance Percentage shall also be established by the Committee.

(c)           At the time each Performance Share Award is granted, the Committee shall establish performance objectives (“Performance Objectives”) to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award.  The Performance Objectives shall be approved by the Committee (i) while the outcome for that Award Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Award Period to which the Performance Objective relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant Award Period.  The Performance Objectives established with respect to a Performance Share Award shall be specific performance targets established by the Committee with respect to one or more of the following criteria selected by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; (xxiii) economic value per Share; (xxiv) underwriting return on capital; and (xxv) underwriting return on equity.  The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Objectives may be calculated without regard to extraordinary items.

(d)           The award period (the “Award Period”) in respect of any grant of a Performance Share Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made.  An Award Period may contain a number of performance periods; each performance period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period.  If the Committee does not specify in a Performance Share Award agreement or elsewhere the performance periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a performance period.

(e)           Except as otherwise determined by the Committee, Performance Shares shall be canceled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period, except by reason of a period of Related Employment as defined in Section 9, and except as otherwise specified in this Section 6(e) or in Section 6(f).  Notwithstanding the foregoing and without regard to Section 6(g), if an employee participant shall:

(i)            while in such employment, die or become disabled (as described in Section 8) prior to the end of an Award Period, the Performance Share Award for such Award Period shall be immediately canceled and he, or his legal representative, as the case may be, shall receive as soon as administratively feasible a payment in respect of such canceled Performance Share Award equal to the product of (A)(i) the target number of Performance Shares for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of the death or disability, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the market value of a Share on the last day of the month in which the death or disability occurred, multiplied by (C) a Performance Percentage equal to 100%; or

(ii)              retire prior to the end of the Award Period, the Performance Share Award for such Award Period shall be immediately canceled; provided, however, that the Committee in its sole discretion may determine to make a payment to the participant in respect of such canceled Performance Share Award.  Subject to the discretion of the Committee, a participant shall be entitled to receive as soon as administratively feasible a cash payment equal to the product of (A) (i) the target number of Performance Shares for such Applicable Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of retirement, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the market value of a Share on the last day of the performance period in which the retirement occurred, multiplied by (C) the Performance Percentage determined by the Committee to have been achieved through the end of the performance period in which the retirement occurred. For purposes of the Plan, “retire” and “retirement” shall mean termination of service with the Company, other than for Cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement.

(f)          If within 24 months after a Change in Control as defined in Section 10(a):

(i)            there is a Termination Without Cause, as defined in Section 11, of the employment of a participant;

(ii)           there is a Constructive Termination, as defined in Section 12, of the employment of a participant; or

(iii)          there occurs an Adverse Change in the Plan, as defined in Section 13, in respect of a participant (any such occurrence under the above clauses (i), (ii) or (iii), a “Trigger Event”), then with respect to Performance Share Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and the Participant, or the Participant’s legal representative, as the case may be,  shall be entitled to receive a cash payment equal to the product of (A)  the target number of Performance Shares for such Applicable Award multiplied by (B) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of the Trigger Event, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (C) the greater of (i) the market value of a Share immediately prior to the Change in Control and (ii) the market value of a Share on the date the applicable Trigger Event occurs, multiplied by (D) the greater of the Performance Percentage calculated through the end of the quarter preceding the Trigger Event, or 100%. For purposes of this Section 6(f), the Performance Percentage calculated as of the end of the quarter preceding the Trigger Event shall be calculated using actual financial results achieved through the end of the quarter preceding the Trigger Event and including any gain or loss related to the Change in Control as it relates to the Company recognized or to be recognized in the Company’s consolidated financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).   If following a Change in Control, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he would have been paid had there not been a Change in Control and the Actual Value shall be determined in accordance with Section 6(g) below.

(g)  Except as otherwise provided in Sections 6(e) or (f), as soon as practicable  after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Shares, (ii) calculate the Actual Value of the Performance Share Award and (iii) shall certify in writing the foregoing.

(h)  Unless payment is deferred in accordance with Section 21, the Committee shall cause an amount equal to the Actual Value of the Performance Shares earned by the participant to be paid to him or his beneficiary no later than 2 1/2 months after the end of the Company’s fiscal year in which such

Performance Shares are earned.  Performance Shares may be settled in cash, in Shares or partly in cash and partly in Shares as determined by the Committee.

7.            PERFORMANCE UNITS

The grant of a Performance Unit Award to a participant will entitle him to receive, without payment to the Company, all or part of a specified amount (the “Earned Value”) determined by the Committee, if the terms and conditions specified herein and in the Award agreement are satisfied.  Payment in respect of a Performance Unit Award shall be made as provided in Section 7(g).  Each Performance Unit Award shall be subject to the following terms and conditions:

(a)           The Committee shall determine the target number of Performance Units to be granted to a participant.  The maximum Earned Value that may be earned by a participant for Performance Units for any single Award Period of one year or longer shall not exceed $25,000,000.  Performance Unit Awards may be granted in different classes or series having different terms and conditions.

The Earned Value of an Award of Performance Units shall be the product of (i)  the target number of Performance Units subject to the Performance Unit Award, (ii) the Performance Percentage (as determined below) applicable to the Performance Unit Award and (iii) the Value (as determined below) of a Unit on the date the Award is paid or becomes payable to the employee.  The “Performance Percentage” applicable to a Performance Unit Award shall be a percentage of no less than 0% and no more than 200%, which percentage shall be determined by the Committee based upon the extent to which the Performance Objectives (as determined below) established for such Award are achieved during the Award Period.  The method for determining the applicable Performance Percentage shall also be established by the Committee.  The method for calculating the Value of each Unit shall be defined within the award agreement.

(b)           At the time each Performance Unit Award is granted the Committee shall establish performance objectives (“Performance Objectives”) to be attained within the Award Period as the means of determining the Performance Percentage applicable to such Award.  The Performance Objectives shall be approved by the Committee (i) while the outcome for that Award Period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance objective relates or, if less than 90 days, the number of days which is equal to 25 percent of the relevant performance period.  The Performance Objectives established with respect to a Performance Unit Awards shall be specific performance targets established by the Committee with respect to one or more of the following criteria selected by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) share price; (xi) combined ratio; (xii) operating ratio; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) return on assets; (xxi) customer satisfaction; (xxii) employee satisfaction; (xxiii) economic value per Share, (xxiv) underwriting return on capital and (xxv) underwriting return on equity.   The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Objectives may be calculated without regard to extraordinary items.

(c)           The award period (the “Award Period”) in respect of any grant of a Performance Unit Award shall be such period as the Committee shall determine commencing as of the beginning of the fiscal year of the Company in which such grant is made.  An Award Period may contain a number of performance periods; each performance period shall commence on or after the first day of the Award Period and shall end no later than the last day of the Award Period.  If the Committee does not specify in a Performance Unit Award agreement or elsewhere the performance periods contained in an Award Period, each 12-month period beginning with the first day of such Award Period shall be deemed to be a performance period.

(d)           Except as otherwise determined by the Committee, Performance Units shall be cancelled if the participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period, except solely by reason of a period of Related Employment as defined in Section 9, and except as otherwise specified in this Section 7(d) or in Section 7(e).  Notwithstanding the foregoing and without regard to Section 7(f), if an employee participant shall:

(i)               while in such employment, die or become disabled as described in Section 8 prior to the end of an Award Period, the Performance Unit Award for such Award Period shall be immediately canceled and he, or his legal representative, as the case may be, shall receive as soon as administratively feasible a payment in respect of such canceled Performance Unit Award equal to the product of (A)(i) the target number of Performance Units for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months within the Award Period through the date of the death or disability, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the value of a Performance Unit on the last day of the month in which the death or disability occurred, multiplied by (C) a Performance Percentage equal to 100%.

(ii)              retire with the approval of the Committee in its sole discretion prior to the end of the Award Period; the Performance Unit Award for such Award Period shall be immediately canceled; provided, however, that the Committee in its sole discretion may determine to make a payment to the participant in respect of such canceled Performance Unit Award.  Subject to the discretion of the Committee, the participant shall be entitled to receive as soon as administratively feasible a payment in respect of such canceled Performance Unit Award equal to the product of (A)(i) the target number of Performance Units for such Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of the retirement and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the value of a Performance Unit on the last day of the performance period in which the retirement occurred, multiplied by (C) the Performance Percentage determined by the Board to have been achieved through the end of the performance period in which the retirement occurred. For purposes of the Plan, “retire” and “retirement” shall mean termination of service with the Company, other than for Cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement.

(e)           If within 24 months after a Change in Control as defined in Section 10(a), a Trigger Event occurs, then with respect to Performance Unit Awards that were outstanding on the date of the Trigger Event (each, an “Applicable Award”), each such Applicable Award shall be immediately canceled and, in respect thereof, such participant shall be entitled to receive a cash payment equal to the product of (A) (i) the target number of Performance Units for such Applicable Award multiplied by (ii) a fraction, the numerator of which is equal to the number of full or partial months from the beginning of the Award Period through the date of the Trigger Event, and the denominator of which is equal to the total number of months within such Award Period, multiplied by (B) the greater of (i) the value of a Performance Unit immediately prior to the Change in Control and (ii) the value of Performance Unit on the date the applicable Trigger Event occurs, multiplied by (C) the greater of (i) the Performance Percentage calculated through the end of the quarter preceding the Trigger Event, or (ii) 100%.  For purposes of this Section 7(e), the Performance Percentage calculated as of the end of the quarter preceding the Trigger Event shall be calculated using actual financial results achieved through the end of the quarter preceding the Trigger Event and including any gain or loss related to the Change in Control as it relates to the Company recognized or to be recognized in the Company’s consolidated financial statements prepared in accordance with GAAP.  If following a Change in Control, a Participant’s employment remains continuous through the end of an Award Period, then the Participant shall be paid with respect to such Awards for which he would have been paid had there not been a Change in Control and the Actual Value shall be determined in accordance with Section 7(f) below.

(f)            Except as otherwise provided in Sections 7(d) and (e), as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the

Performance Percentage applicable to an Award of Performance Units, (ii) calculate the Earned Value of the Performance Unit Award and (iii) shall certify in writing all of the foregoing.

(g)           Unless payment is deferred in accordance with Section 21, the Committee shall cause an amount equal to the Earned Value of the Performance Units earned by the participant to be paid to him or his beneficiary no later than 2 1/2 months after the end of the Company’s fiscal year in which such Performance Units are earned.    Performance Units may be settled in cash, in Shares or partly in cash and partly in Shares as determined by the Committee.

8.            DISABILITY

For the purposes of this Plan, a participant shall be deemed to be disabled if the Committee shall determine that the physical or mental condition of the participant is such as would entitle him to payment of long-term disability benefits under any disability plan of the Company or a subsidiary in which he is a participant.

9.            RELATED EMPLOYMENT

For the purposes of this Plan, Related Employment shall mean the employment of a participant by an employer which is neither the Company nor a subsidiary provided: (i) such employment is undertaken by the participant and continued at the request of the Company or a subsidiary; (ii) immediately prior to undertaking such employment, the participant was an officer or employee of the Company or a subsidiary, or was engaged in Related Employment as herein defined; and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for the purposes of this Section 9.  The death or disability of a participant during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the participant was an officer or employee of the Company.

10.          CHANGE IN CONTROL

(a)           For purposes of this Plan, a “Change in Control” within the meaning of this Section 10(a) shall occur if:

(i)            Any person or group (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than White Mountains Insurance Group, Ltd. or one of its wholly owned subsidiaries, or an underwriter temporarily holding Shares in connection with a public issuance thereof or an employee benefit plan of the Company or its affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty-five percent (35%) or more of the Company’s then outstanding Shares and such percentage exceeds the beneficial ownership percentage of the Company’s then outstanding Shares attributed to White Mountains Insurance Group, Ltd., together with its wholly owned subsidiaries;

(ii)           the Continuing Directors, as defined in Section 10(b), cease for any reason to constitute a majority of the Board of the Company; or

(iii)          the business of the Company for which the participant’s services are principally performed is disposed of by the Company pursuant to a sale or other disposition of all or substantially all of the business or business-related assets of the Company (including stock of a subsidiary of the Company).

(b)           For the purposes of this Plan, “Continuing Director” shall mean a member of the Board (A) who is not an employee of the Company or its subsidiaries or of a holder of, or an employee or an affiliate of an entity or group that holds, thirty-five percent (35%) or more of the Company’s Shares and (B) who either was a member of the Board on October 18, 2006, or who subsequently became a director of the Company and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of a majority of the Continuing Directors then on the Board (which term, for purposes of this definition, shall mean the whole Board and not any committee thereof).

(c)           In the event of a Change in Control, the Committee as constituted immediately prior to the Change in Control shall determine the manner in which “market value” of Shares will be determined following the Change in Control.

11.          TERMINATION WITHOUT CAUSE

For purposes of this Plan, “Termination Without Cause” shall mean a termination of the participant’s employment with the Company or subsidiary or business unit of the Company by the Company (or subsidiary or business unit, as applicable) or, by a purchaser of the participant’s subsidiary or business unit after a Change in Control as described in Subsection 10(a)(iii), other than (i) for death or disability as described in Section 8 or (ii) for Cause.  “Cause” shall mean (a) an act or omission by the participant that constitutes a felony or any crime involving moral turpitude; or (b) willful gross negligence or willful gross misconduct by the participant in connection with his employment which causes, or is likely to cause, material loss or damage to the Company, subsidiary or business unit. Notwithstanding anything herein to the contrary, if the participant’s employment with the Company, subsidiary or business unit  shall terminate due to a Change in Control as described in Subsection 10(a)(iii), where the purchaser (the “Purchaser”), as described in such subsection, formally assumes the Company’s obligations under this Plan or places the participant in a similar or like plan with no diminution of the value of the awards, such termination shall not be deemed to be a “Termination Without Cause.”

12.          CONSTRUCTIVE TERMINATION

“Constructive Termination” shall mean a termination of employment with the Company or a subsidiary at the initiative of the participant that the participant declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or a subsidiary and which follows (a) a material decrease in his total compensation opportunity or compensation opportunity or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the participant makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution.  Notwithstanding anything herein to the contrary, Constructive Termination shall not occur within the meaning of this Section 12 until and unless 30 days have elapsed from the date the Company receives such written notice from the participant without the Company curing or causing to be cured the circumstance or circumstances described in this Section 12 on the basis of which the declaration of Constructive Termination is given.

13.          ADVERSE CHANGE IN THE PLAN

An “Adverse Change in the Plan” shall mean

(a)           termination of the Plan pursuant to Section 18(a);

(b)           amendment of the Plan pursuant to Section 17 that materially diminishes the value of Awards that may be granted under the Plan, either to individual participants or in the aggregate, unless there is substituted concurrently authority to grant long-term incentive awards of comparable value to individual participants in the Plan or in the aggregate, as the case may be; or ,

(c)           in respect of any holder of an Award a material diminution in his rights held under such Award (except as may occur under the terms of the Award as originally granted) unless there is substituted concurrently a long-term incentive award with a value at least comparable to the loss in value attributable to such diminution in rights.

In no event shall any amendment of the Plan or an Award contemplated by Section 14 hereof be deemed an Adverse Change in the Plan.

14.          RETIREMENT

For purposes of the Plan, “retire” and “retirement” shall mean termination of service with the Company, other than for Cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement.

15.          DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the Outstanding Shares of the Company by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other similar event, or in the event of an extraordinary cash dividend or other similar event, and if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan pursuant to Section 3, in the number or kind of Shares subject to, or the Stock Option price per share under, any outstanding Stock Option, in the number or kind of Shares which have been awarded as Restricted Stock or in the repurchase option price per share relating thereto, in the target number of Performance Shares which have been awarded to any participant, or in any measure of performance, then such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

16.          DESIGNATION OF BENEFICIARY BY PARTICIPANT

A participant may name a beneficiary to receive any payment to which he may be entitled in respect of Performance Shares, Performance Units or Stock Appreciation Rights under the Plan in the event of his death, on a form to be provided by the Committee.  A participant may change his beneficiary from time to time in the same manner.  If no designated beneficiary is living on the date on which any amount becomes payable to a participant’s executors or administrators, the term “beneficiary” as used in the Plan shall include such person or persons.

17.          MISCELLANEOUS PROVISIONS

(a)           No employee or other person shall have any claim or right to be granted an Award under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained in the employ of the Company or any subsidiary.

(b)           A participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death), including but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any participant in the Plan shall be subject to any obligation or liability or such participant.

(c)           No Shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws and Bermuda law.

(d)           The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.  It shall be a condition to the obligation of the Company to issue Shares upon exercise of a Stock Option, upon settlement of a Stock Appreciation Right, or upon payment of a Performance Share, a Performance Unit or a Restricted Stock Unit that the participant (or any beneficiary or person entitled to payment under Section 4(d)(iii)(C) hereof) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes.  If the amount requested is not paid, the Company may refuse to issue Shares.

(e)           The expenses of the Plan shall be borne by the Company.  However, if an Award is made to an employee of a subsidiary:

(i)            if such Award results in payment of cash to the participant, such subsidiary shall pay to the Company an amount equal to such cash payment; and

(ii)           if the Award results in the issuance to the participant of Shares, such subsidiary shall pay to the Company an amount equal to fair market value thereof, as determined by the Committee, on the date such Shares are issued (or, in the case of issuance of Restricted Stock or of Shares subject to transfer and forfeiture conditions, equal to the fair market value thereof on the date on which such Shares are no longer subject to applicable restriction), minus the amount, if any received by the Company in exchange for such Shares.

(f)            The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(g)           By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(h)           If a Purchaser of a subsidiary or business unit agrees to fully assume the obligations of the Company under a Participant’s outstanding Awards under the Plan or to replace them with similar or like awards with no diminution of value of the Awards as described in Section 11, then the Company shall be released from its obligations to such Participant with respect to such Awards without the requirement of any action by or approval of the Participant.  If a Purchaser declines to assume or replace such obligations, the Company shall remain obligated under the Awards as provided in the Plan.

18.          AMENDMENT

The Plan may be amended at any time and from time to time by the Board subject to applicable law, but no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan or the class of employees eligible to participate shall be effective unless and until the same is approved by the shareholders of the Company.  No amendment of the Plan shall adversely affect any right of any participant with respect to any Award previously granted without such participant’s written consent.

19.          TERMINATION

This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)           the adoption of a resolution of the Board terminating the Plan; or

(b)           ten years from the date the Plan is initially or subsequently approved and adopted by the shareholders of the Company in accordance with Section 19 hereof.

No termination of the Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any Award previously granted under the Plan.

20.  SHAREHOLDER ADOPTION

The Plan shall be submitted to the shareholders of the Company for their approval or adoption.  The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted by the shareholders.

21.  GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of Bermuda.

22. DEFERRAL OF AWARDS/SETTLEMENTS AND SECTION 409A COMPLIANCE

(a)           At the sole discretion of the Committee, the payment or settlement of an Award may be deferred by the Committee or the Participant in accordance with procedures adopted by the Committee.  Notwithstanding the preceding sentence, if an Award is subject to Section 409A of the Code or the deferral of such Award or settlement causes the Award to be subject to Section 409A, any such deferral must be in compliance with Section 409A of the Code (and the applicable guidance issued thereunder) and the terms of the Plan and Award agreement shall be interpreted consistent therewith.

(c)           Notwithstanding any provision of the Plan or any Award agreement to the contrary, each Award granted under the Plan either shall be excepted from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and the terms of the Plan and each Award agreement shall be interpreted consistent therewith.  An Award that is excepted from the requirements of Section

409A of the Code may not be amended or otherwise modified in such a manner that the Award becomes subject to Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to subject the Award to the requirements of Section 409A of the Code and the amended or modified Award complies with such requirements.  An Award that is subject to the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the Award no longer complies with Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to be non-compliant with Section 409A of the Code.

OBN12011PS

ONEBEACON INSURANCE GROUP, LTD.	Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 4 and 5.

1. Election of three Class II	01 David T. Foy	☐ For	☐ Withhold
Directors with a term ending in 2014:	02 Richard P. Howard	all nominees	from all nominees
	03 Ira H. Malis	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory Vote on Compensation of Named Executive Officers	☐ For	☐ Against	☐ Abstain

3. Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers	☐ Annually		☐ Every 2 Years
	☐ Every 3 Years		☐ Abstain

4. Approval of Amendment to Long-Term Incentive Plan	☐ For	☐ Against	☐ Abstain

5. Approval of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 4 AND 5.

Address Change? Mark box, sign, and indicate changes below:    ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEBEACON INSURANCE GROUP, LTD.

ANNUAL GENERAL MEETING OF MEMBERS

Wednesday, May 25, 2011

12:00 noon Atlantic Time (11:00 a.m. ET)

Tucker’s Point Hotel

60 Tucker’s Point Drive

Hamilton Parish, Bermuda

OneBeacon Insurance Group, Ltd.	proxy

This proxy is solicited by the Board of Directors for use at the Annual General Meeting on May 25, 2011 and any adjournment thereof.

The shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 4 and 5.

The undersigned hereby appoints T. Michael Miller and Paul H. McDonough, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2011 Annual General Meeting of Members to be held Wednesday, May 25, 2011, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company’s Class II Directors; FOR Items 2, 4 and 5; and at the proxy holders’ discretion on any other matter that may properly come before the meeting.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to OneBeacon Insurance Group, Ltd., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

See reverse for voting instructions.

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